SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

L-3 COMMUNICATIONS HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

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L-3 COMMUNICATIONS HOLDINGS, INC.

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of L-3 Communications Holdings, Inc., to be held at 2:30 p.m., Eastern Daylight Time, on Tuesday, May 6, 2014, at The Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York. The notice and proxy statement for the Annual Meeting are attached to this letter and describe the business to be conducted at the Annual Meeting.

In accordance with the rules of the Securities and Exchange Commission, we sent a Notice of Internet Availability of Proxy Materials on or about March 24, 2014 to our shareholders of record as of the close of business on March 7, 2014. We also provided access to our proxy materials over the Internet beginning on that date. If you received a Notice of Internet Availability of Proxy Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included on page 2 of this proxy statement or in the Notice of Internet Availability of Proxy Materials.

To have your vote recorded, you should vote over the Internet or by telephone. In addition, if you have requested or received a paper copy of the proxy materials, you can vote by signing, dating and returning the proxy card sent to you in the envelope accompanying the proxy materials sent to you. We encourage you to vote by any of these methods even if you currently plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting. If you decide to attend, you can still vote your shares in person if you wish. If you wish to attend the Annual Meeting in person, you will need to register and request an admission ticket in advance. You can register and request a ticket by following the instructions set forth on page 3 of this proxy statement.

On behalf of the Board of Directors, I thank you for your cooperation and look forward to seeing you on May 6, 2014.

Very truly yours,

Michael T. Strianese

Chairman, President and

    Chief Executive Officer

L-3 COMMUNICATIONS HOLDINGS, INC.

NOTICE OF 2014 ANNUAL MEETING OF

SHAREHOLDERS AND PROXY STATEMENT

Notice is hereby given that the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of L-3 Communications Holdings, Inc. (“L-3” or the “Company”) will be held at The Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York on Tuesday, May 6, 2014, at 2:30 p.m., Eastern Daylight Time, for the following purposes:

1.	Elect the four Directors listed herein;

2.	Ratify the appointment of our independent registered public accounting firm for 2014 (the “Auditor Ratification Proposal”);

3.	Approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as described herein (the “Say-on-Pay Proposal”);

4.	Consider a shareholder proposal on equity retention by senior executives, if presented at the Annual Meeting (the “Shareholder Proposal on Equity Retention by Senior Executives”); and

5.	Transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors

Steven M. Post

Senior Vice President, General Counsel and

    Corporate Secretary

March 24, 2014

IMPORTANT

Whether or not you currently plan to attend the Annual Meeting in person, please vote over the Internet or by telephone, or (if you received a paper copy of the proxy materials) complete, date, sign and promptly mail the paper proxy card sent to you. You may revoke your proxy if you attend the Annual Meeting and wish to vote your shares in person.

L-3 Communications Holdings, Inc.

600 Third Avenue

New York, New York 10016

PROXY STATEMENT

This proxy statement is being made available to the holders of the common stock, par value $0.01 per share, of L-3 Communications Holdings, Inc. (the “Common Stock”) in connection with the solicitation of proxies for use at the Annual Meeting to be held at The Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York at 2:30 p.m., Eastern Daylight Time, on Tuesday, May 6, 2014.

Record Date

Our Board of Directors has fixed the close of business on March 7, 2014 as the Record Date (the “Record Date”) for the Annual Meeting. Only shareholders of record at the Record Date are entitled to notice of, and to vote at, the Annual Meeting or at any adjournments or postponements thereof, in person or by proxy. At the Record Date, there were 86,483,187 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share of our Common Stock held by such holder. The holders of a majority of the outstanding shares of our Common Stock entitled to vote generally in the election of directors, represented in person or by proxy, shall constitute a quorum at the Annual Meeting.

On or about March 24, 2014, we either mailed you a notice (the “Notice”) notifying you how to vote online and how to electronically access a copy of this proxy statement, our Summary Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2013 (together referred to as the “Proxy Materials”) or mailed you a complete set of the Proxy Materials. If you have not received but would like to receive printed copies of these documents, including a proxy card in paper format, you should follow the instructions for requesting such materials contained in the Notice.

Proxies

The proxies are solicited by our Board of Directors on our behalf for use at the Annual Meeting and any adjournments or postponements of the Annual Meeting, and the expenses of solicitation of proxies will be borne by us. The solicitation will be made primarily via the Internet and by mail, but our officers and regular employees may also solicit proxies by telephone, telegraph, facsimile, or in person. We also have retained Georgeson Inc. to assist in soliciting proxies. We expect to pay Georgeson Inc. approximately $10,000 plus expenses in connection with its solicitation of proxies.

Each shareholder may appoint a person (who need not be a shareholder), other than the persons named in the proxy, to represent him or her at the Annual Meeting by completing another proper proxy. In either case, such completed proxy should be returned in the envelope provided to you for that purpose (if you have requested or received a paper copy of the Proxy Materials). If you own your shares of our Common Stock directly in your name in our stock records maintained by our transfer agent, Computershare Trust Company, N.A. (“Computershare”), your proxy card should be delivered to L-3 Communications Holdings, Inc. c/o Computershare Investor Services, P.O. Box 43102, Providence, RI 02940-5068, not later than 11:59 p.m., Eastern Daylight Time, on May 5, 2014. If you own shares through L-3’s 401(k) plan, return completed proxy cards in the envelope provided to Broadridge Financial Solutions c/o Vote Processing, 51 Mercedes Way, Edgewood, NY 11717 by 8:00 a.m., Eastern Daylight Time on May 2, 2014.

Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the proxy upon our receipt, prior to the time the proxy is voted, of a duly executed instrument revoking it, or of a duly executed proxy bearing a later date, or by such person(s) voting in person at the Annual Meeting. Unless revoked, all proxies representing shares entitled to vote that are delivered pursuant to this solicitation will be voted at the Annual Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. Where a choice has not been specified on the proxy card, the proxy will be voted in accordance with the recommendations of our Board of Directors.

Voting in Person

If you wish to attend the Annual Meeting and vote in person, you must be a shareholder on the Record Date and you must register and request an admission ticket in advance. Tickets will be issued to registered and beneficial owners. If you hold your shares of our Common Stock through a bank or brokerage firm (i.e., you are not a registered holder), or if you own shares through L-3’s 401(k) plan, you may register and request an admission ticket by visiting www.proxyvote.com and following the instructions provided (you will need the 12-digit Control Number included on your Notice or your paper voting instruction form (if you received a paper copy of the Proxy Materials)). If you own your shares of our Common Stock directly in your name in our stock records maintained by Computershare, you may register and request an admission ticket by visiting www.investorvote.com/LLL and following the instructions provided (you will need the 15-digit Control Number included on your Annual Meeting Notice card).

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than May 5, 2014. Please note that seating is limited and admission to the meeting will be on a first-come, first-served basis. On the day of the meeting, each shareholder will be required to present valid picture identification such as a driver’s license or passport with their admission ticket. Seating will begin at 2:00 p.m. and the meeting will begin at 2:30 p.m. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting. You will be required to enter through a security check point before being granted access to the Annual Meeting.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or (if you received a paper copy of the Proxy Materials) by mail so that your vote will be counted even if you later decide not to attend the Annual Meeting. Voting your proxy by the Internet, telephone or mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If you own your shares of our Common Stock through a bank, brokerage firm or other record holder and wish to vote in person at the Annual Meeting, you must request a “legal proxy” from your bank or broker or obtain a proxy from the record holder.

Please note that you may receive multiple copies of the Notice or Proxy Materials (electronically and/or by mail). These materials may not be duplicates as you may receive separate copies of the Notice or Proxy Materials for each type of account in which you hold shares of our Common Stock. Please be sure to vote all of your shares in each of your accounts in accordance with the directions on the proxy card(s) and/or voting instruction form(s) that you receive. In the case of duplicate votes for shares in a particular account, your last vote is the one that counts.

Voting by Internet, Telephone or Mail

The following sets forth how a shareholder can vote over the Internet, by telephone or by mail:

Voting By Internet

If you hold your shares of our Common Stock through a bank or brokerage firm (i.e., you are not a registered holder), or if you own shares through L-3’s 401(k) plan, you can vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 12-digit Control Number included on your Notice or your paper voting instruction form (if you received a paper copy of the Proxy Materials).

If you own your shares of our Common Stock directly in your name in our stock records maintained by Computershare, you can vote at www.investorvote.com/LLL, 24 hours a day, seven days a week. You will need the 15-digit Control Number included on your Annual Meeting Notice card.

Voting By Telephone

If you hold your shares of our Common Stock through a bank or brokerage firm, you can vote using a touch-tone telephone by calling the toll-free number included on your paper voting instruction form (if you received a paper copy of the Proxy Materials), 24 hours a day, seven days a week. You will need the 12-digit Control Number included on your paper voting instruction form.

If you own your shares of our Common Stock directly in your name in our stock records maintained by Computershare, you can vote using a touch-tone telephone by calling 1-800-652-VOTE (8683), 24 hours a day, seven days a week. You will need the 15-digit Control Number included on your Annual Meeting Notice card.

If you hold your shares through L-3’s 401(k) plan, you can vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 12-digit Control Number included on your paper proxy card.

If you hold your shares in street name, you may also submit voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the information from your bank, broker or other nominee on how to submit voting instructions.

The Internet and telephone voting procedures, which comply with Delaware law and the Securities and Exchange Commission (the “SEC”) rules, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

Voting By Mail

If you have received a paper copy of the Proxy Materials by mail, you may complete, sign, date and return by mail the paper proxy card or voting instruction form sent to you in the envelope provided to you with your Proxy Materials or voting instruction form.

Deadline for Submitting Votes By Internet, Telephone or Mail

If you hold your shares of our Common Stock through a bank or brokerage account, proxies submitted over the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Daylight Time, on May 5, 2014.

If you own your shares of our Common Stock directly in your name in our stock records maintained by Computershare, proxies submitted over the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Daylight Time, on May 5, 2014.

If you own your shares of our Common Stock through L-3’s 401(k) plan, proxies submitted over the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Daylight Time, on May 1, 2014.

Proxies submitted by mail should be returned in the envelope provided to you with your paper proxy card or voting instruction form, and must be received no later than 11:59 p.m., Eastern Daylight Time, on May 5, 2014, if you own your shares of our Common Stock directly in your name in our stock records maintained by Computershare, or by 8:00 a.m., Eastern Daylight Time, on May 2, 2014, if you own your shares through L-3’s 401(k) plan.

Required Vote

The vote required to approve all of the proposals listed herein assumes the presence of a quorum. For each proposal, abstentions and instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called “broker non-votes”) will be counted for purposes of determining a quorum.

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Proposal 1: Election of the four Directors listed herein: A majority of the votes cast at the Annual Meeting is required for the election of each nominee for director. Abstentions and “broker non-votes” will have no effect on the outcome of this proposal.

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Proposal 2: Auditor Ratification Proposal: A majority of the votes cast at the Annual Meeting is required for the Auditor Ratification Proposal. Abstentions will have no effect on the outcome of this proposal.

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Proposal 3: Say-on-Pay Proposal: A majority of the votes cast at the Annual Meeting is required to approve the Say-on-Pay Proposal. Abstentions and “broker non-votes” will have no effect on the outcome of this proposal.

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Proposal 4: Shareholder Proposal on Equity Retention by Senior Executives: A majority of the votes cast at the Annual Meeting is required to approve the Shareholder Proposal on Equity Retention by Senior Executives. Abstentions and “broker non-votes” will have no effect on the outcome of this proposal.

Revocation of Proxies Submitted by Internet, Telephone or Mail

To revoke a proxy previously submitted over the Internet, by telephone or by mail, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. You may also attend the Annual Meeting and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 6, 2014.

The following Proxy Materials are available for you to view online at http://www.L-3com.com: (i) this proxy statement (including all attachments); (ii) our Summary Annual Report and Annual Report on Form 10-K, in each case for the year ended December 31, 2013 (which is not deemed to be part of the official proxy soliciting materials); and (iii) any amendments to the foregoing materials that are required to be furnished to shareholders. In addition, if you have not received a copy of our Proxy Materials and would like one, you may download an electronic copy of our Proxy Materials or request a paper copy at http://www.L-3com.com. You will also have the opportunity to request paper or email copies of our Proxy Materials for all future Annual Meetings.

PROPOSAL 1. ELECTION OF DIRECTORS

At the Annual Meeting in 2013, shareholders approved an amendment to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to provide for the phased-in declassification of the Board, beginning in 2014. Under our Certificate of Incorporation, as so amended, the directors elected beginning at the 2014 Annual Meeting will be elected for one-year terms, and beginning with the 2016 Annual Meeting of Shareholders, the entire Board will be elected on an annual basis.

The full Board of Directors has considered and nominated the following slate of nominees for a one-year term expiring in 2015: Ann E. Dunwoody, Vincent Pagano, Jr., H. Hugh Shelton and Michael T. Strianese. Action will be taken at the Annual Meeting for the election of these four nominees. With the exception of Ann E. Dunwoody and Vincent Pagano, Jr. who were appointed or elected for the first time in 2013, each of these nominees were last elected at the 2011 Annual Meeting for a term that expires at the 2014 Annual Meeting. John P. White, who currently serves as a director, will not stand for re-election to the Board at the Annual Meeting. Dr. White will serve out the remainder of his term, which will end at the Annual Meeting. The Company is grateful to Dr. White for his many years of service on the Board.

It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Ann E. Dunwoody, Vincent Pagano, Jr., H. Hugh Shelton and Michael T. Strianese except in cases of proxies bearing contrary instructions. In the event that these nominees should become unavailable for election due to any presently unforeseen reason, the persons named in the proxy will have the right to use their discretion to vote for a substitute.

Nominees for Election to the Board of Directors in 2014

The following information describes the offices held, other business directorships and the class and term of each nominee. Beneficial ownership of equity securities of the nominees is described in “Security Ownership of Management” on page 31.

Name	Age	Principal Occupation And Other Information
Ann E. Dunwoody	61	Director since June 2013. Member of the Nominating/Corporate Governance Committee. General Dunwoody (U.S. Army — Ret.) was the first woman in U.S. military history to achieve the rank of four-star general. From 2008 until her retirement in 2012, she led and ran the largest global logistics command in the Army comprising 69,000 military and civilian individuals, located in all 50 states and over 140 countries with a budget of $60.0 billion dollars. General Dunwoody also served as a strategic planner for the Chief of Staff of the Army. During her 38-year military career, she was decorated for distinguished service and has received many major military and honorary awards. General (Ret.) Dunwoody is also a director of Logistics Management Institute, Republic Services and serves on the Council of Trustees the Association of United States Army.

Vincent Pagano, Jr.	63	Director since April 2013. Member of the Nominating/Corporate Governance Committee. Mr. Pagano was a partner at Simpson Thacher & Bartlett LLP until his retirement at the end of 2012. He was the head of the firm’s capital markets practice from 1999 to 2012, and, before that, administrative partner of the firm from 1996 to 1999. He was a member of the firm’s executive committee from 1996-2012. He also serves on the Board of Directors of Cheniere Energy Partners GP, LLC, the general partner of Cheniere Energy Partners, and Hovnanian Enterprises, Inc. Mr. Pagano serves on the Engineering Advisory Council of Lehigh University.

Name	Age	Principal Occupation And Other Information
H. Hugh Shelton	72	Director since April 2011. Member of the Nominating/Corporate Governance Committee. General (U.S. Army — Ret.) Shelton was the senior officer of the United States military and principal military advisor to the President of the United States, the Secretary of Defense and the National Security Council when he served as the fourteenth Chairman of the Joint Chiefs of Staff from 1997 until his retirement in 2001. He had previously served as Commander-in-Chief of U.S. Special Operations Command (SOCOM). He has served as the Executive Director of the General H. Hugh Shelton Leadership Center at North Carolina State University since January 2002. From January 2002 until April 2006, General (Ret.) Shelton served as the President, International Sales of M.I.C. Industries, an international manufacturing company. General (Ret.) Shelton was knighted by Queen Elizabeth II in 2001 and awarded the Congressional Gold Medal in 2002. General (Ret.) Shelton is Chairman of the Board of Directors of Red Hat, Inc. He has also served as a director of Anheuser Busch Companies, Inc. and Protective Products of America, Inc.

Michael T. Strianese	58	Director since October 2006. Member of the Executive Committee. Chairman, President and Chief Executive Officer. Mr. Strianese became Chairman on October 7, 2008 and has served as President and Chief Executive Officer since October 2006. Until February 2007, Mr. Strianese was also our Corporate Ethics Officer. He was our interim Chief Executive Officer and Chief Financial Officer from June 2006. Mr. Strianese became Chief Financial Officer in March 2005. From March 2001 to March 2005 he was our Senior Vice President — Finance. He joined us in April 1997 as Vice President — Finance and Controller and was our Controller until July 2000.

The nominees for election to the Board of Directors are hereby proposed for approval by the shareholders. Assuming a quorum is present, a majority of the votes cast at the Annual Meeting is required for the election of each nominee.

The Board of Directors Recommends a Vote FOR Each of the Proposed Nominees Listed Above for Election to the Board of Directors.

CONTINUING MEMBERS OF THE BOARD OF DIRECTORS

The following information describes the offices held, other business directorships and the term of each director whose term continues beyond the 2014 Annual Meeting and who is not subject to election this year.

Beneficial ownership of equity securities for these directors is described in “Security Ownership of Management” on page 31.

Directors Whose Terms Expire in 2015

Name	Age	Principal Occupation And Other Information
Lewis Kramer	66	Director since July 2009. Chairman of the Audit Committee, and member of the Compensation and Executive Committees. Mr. Kramer was a partner at Ernst & Young from 1981 until he retired in June 2009 after a nearly 40-year career at Ernst & Young. At the time of his retirement, Mr. Kramer served as the Global Client Service Partner for worldwide external audit and all other services for major clients, and served on the firm’s United States Executive Board. He previously served as Ernst & Young’s National Director of Audit Services.

Robert B. Millard	63	Director since April 1997. Lead Independent Director of the Board of Directors and Chair of the Compensation and Executive Committees. Mr. Millard is currently the Chairman of Realm Partners LLC. He held various positions, including Managing Director, at Lehman Brothers and its predecessors from 1976 to 2008. Mr. Millard is a director of Evercore Partners Inc. and also serves on the Board of Trustees of the MIT Corporation and is Chairman of the MIT Investment Management Company. He is a current member of the Council on Foreign Relations.

Arthur L. Simon	82	Director since April 2001. Member of the Audit and Nominating/Corporate Governance Committees. Mr. Simon is an independent consultant. Before his retirement, Mr. Simon was a partner at Coopers & Lybrand LLP, Certified Public Accountants, from 1968 to 1994. He is also a director of Loral Space & Communications Inc.

Directors Whose Terms Expire in 2016

Name	Age	Principal Occupation And Other Information
Claude R. Canizares	68	Director since May 2003. Member of the Audit Committee. Since 1971, Professor Canizares has been at MIT. He currently serves as Vice President, and is the Bruno Rossi Professor of Physics. In addition, he is a principal investigator on NASA’s Chandra X-ray observatory and Associate Director of its science center. Professor Canizares serves on the Audit Committee of the National Academy of Sciences, is a member of the International Academy of Astronautics, and a fellow of the American Academy of Arts and Sciences, the American Physical Society and the American Association for the Advancement of Science. He serves on the Department of Commerce’s Emerging Technology and Research Advisory Committee and the National Research Council’s (NRC) Committee on Science, Technology and the Law. He has served on the Air Force Scientific Advisory Board, the NASA Advisory Council, the National Advisory Council on Innovation and Entrepreneurship, and the Council of the National Academy of Sciences.

Name	Age	Principal Occupation And Other Information
Thomas A. Corcoran	69	Director since July 1997. Member of the Audit Committee. Mr. Corcoran is President of Corcoran Enterprises, LLC, a private management consulting firm, since 2001. From March 2001 to April 2004, Mr. Corcoran was the President and Chief Executive Officer of Gemini Air Cargo. Mr. Corcoran was the President and Chief Executive Officer of Allegheny Teledyne Incorporated from October 1999 to December 2000. From April 1993 to September 1999, he was the President and Chief Operating Officer of the Electronic Systems Sector and Space & Strategic Missiles Sector of Lockheed Martin Corporation. Prior to that he worked for General Electric for 26 years and held various management positions with GE Aerospace. Mr. Corcoran is also a director of GenCorp Inc. He formerly served as a director of ARINC, La Barge Inc., REMEC, Inc., Serco Ltd, Force Protection, Inc. and Aer Lingus Group plc.

Lloyd W. Newton	71	Director since September 2012. General Newton (U.S. Air Force — Ret.) was a four-star General and Commander of the Air Force, Air Education and Training Command, where he was responsible for the recruiting, training and education of the Air Force personnel from 1997 until his retirement in 2000. Following his retirement from the Air Force, General (Ret.) Newton was executive vice president of Pratt & Whitney Military Engines until 2006. During his 34 year military career, General (Ret.) Newton also served as an Air Force congressional liaison officer with the U.S. House of Representatives and was a member of the Air Force’s Air Demonstration Squadron, the Thunderbirds. General (Ret.) Newton is a current director of Sonoco Products Co. and Torchmark Corporation. He formerly served as a director of Goodrich Corporation.

Alan H. Washkowitz	73	Director since April 1997. Chair of the Nominating/Corporate Governance Committee and member of the Compensation Committee. Mr. Washkowitz is a private investor. Before his retirement in July 2005, Mr. Washkowitz was a Managing Director of Lehman Brothers, and was responsible for the oversight of Lehman Brothers Inc. Merchant Banking Portfolio Partnership L.P. Mr. Washkowitz joined Lehman Brothers Inc. in 1978 when Kuhn Loeb & Co. was acquired by Lehman Brothers. Mr. Washkowitz is also a director of Peabody Energy Corporation.

For a discussion of the specific experience, qualifications, attributes and skills that led the Board of Directors to conclude that each of the Company’s continuing directors and its nominees for director, Ann E. Dunwoody, Vincent Pagano, Jr., H. Hugh Shelton and Michael T. Strianese, should serve on the Board of Directors, see “The Board of Directors and Certain Governance Matters — Board of Directors Composition” beginning on page 19.

PROPOSAL 2. SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. Following its annual evaluation of its independent registered public accounting firm, the Audit Committee considered whether there should be a rotation of such a firm and decided to select PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. PwC has continuously been retained as our independent registered public accounting firm since our formation in 1997, and the Audit Committee and the Board of Directors believe that the continued retention of PwC to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. In conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and its chairperson have been directly involved in the selection of PwC’s lead engagement partner. Representatives of PwC will be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of PwC to our shareholders for ratification because the Audit Committee and the Board value our shareholders’ views on the Company’s independent registered public accounting firm. If the foregoing proposal is not approved by the holders of a majority of the votes cast, it will be considered as notice to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board of Directors Recommends a Vote FOR Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm.

PROPOSAL 3. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed beginning on page 56 of this proxy statement. In connection with this vote, shareholders may also wish to consider the discussion appearing under “The Board of Directors and Certain Governance Matters — Compensation Committee” beginning on page 21. While the results of this vote are advisory, our Compensation Committee intends to consider the results of this vote when making future compensation decisions. The following is a summary of key points that shareholders may wish to consider in connection with their voting decision.

Our compensation programs emphasize our pay-for-performance philosophy and reflect our commitment to compensation best practices. Our compensation program highlights include:

•	Formula-Based Bonus Plan. We apply a formula-based approach for determining annual incentive awards that uses pre-established goals to assess financial and individual performance achievements.

•	Emphasis on performance-based variable pay. In 2013, 67% of our CEO’s target pay was in the form of performance-based annual and long-term incentives, including:

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30% of target pay in the form of performance awards that will be forfeited unless our company’s performance during fiscal 2013-2015 meets pre-established goals for cumulative earnings per share and for achieving favorable total shareholder returns when compared to a peer group of companies with a sales mix that is similar to L-3.

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22% of target pay in the form of stock options that have value only based on, and to the extent of, future increases in our stock price. In addition, these options are forfeited if vesting conditions based on 2013 financial performance are not satisfied.

•	15% of target pay under our formula-based bonus plan described above.

Our executives are subject to meaningful stock ownership and retention guidelines that align their interests with those of our shareholders. Under our policies:

•	Our CEO is required to hold L-3 stock worth at least 6 times his base salary, while our other executives have ownership requirements ranging from 1.5 to 3 times base salary.

•	Executives must retain 75% of their net after-tax shares earned from equity awards until their ownership requirement is met.

•	Stock options, including vested stock options, do not count towards satisfying the ownership requirement.

•	Executives are prohibited from reducing their economic exposure to L-3 stock through hedging or pledging transactions, regardless of whether they own more than their ownership requirement.

Our compensation program reflects sound pay practices. In addition to the practices described above, our compensation program reflects the following:

•	Our perquisites are modest.

•	We do not provide any tax reimbursements or “gross-ups” on severance or change in control payments.

•	Our equity plans prohibit repricings of stock options or other equity-based awards without shareholder approval.

•	We do not pay dividends on stock options, or on other equity-based awards prior to vesting.

•	Our retirement plans only provide age or service credit for years worked with L-3 and its predecessor companies.

We believe that the information disclosed in this proxy statement demonstrates that our executive compensation program is well-designed and is working as intended. In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are submitting for shareholder consideration the following resolution to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers for fiscal 2013 as disclosed beginning on page 56 of this proxy statement:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

The Board of Directors Recommends a Vote FOR Approval of the Compensation Paid to Our Named Executive Officers.

PROPOSAL 4. SHAREHOLDER PROPOSAL ON EQUITY RETENTION BY SENIOR EXECUTIVES

Set forth below is a shareholder proposal that we have been advised will be presented at the Annual Meeting by John Chevedden, 2215 Nelson Ave., No 205, Redondo Beach, CA 90278, beneficial owner of at least $2,000 in market value of our Common Stock.

We are not responsible for the contents of the proposal. As explained below, the Board unanimously recommends that you vote AGAINST the proposal.

*            *             *

Proposal 4 — Executives To Retain Significant Stock

Resolved: Shareholders urge that our executive pay committee adopt a policy requiring senior executives to retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy before our Company’s next annual meeting. For the purpose of this policy, normal retirement age would be an age of at least 60 and determined by our executive pay committee. Shareholders recommend that the committee adopt a share retention percentage requirement of 50% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise our directors would be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate our Company’s existing contractual obligations or the terms of any pay or benefit plan currently in effect.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report on executive pay stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated our company D in executive pay and accounting — $14 million for Michael Strianese. Mr. Strianese had an excessive pension with 22 years credit. Meanwhile shareholders had a 25% potential stock dilution.

Three directors had 16-years long-tenure which was a negative factor in judging their level of independence: Alan Washkowitz, Robert Millard (our lead director — which demanded higher independence) and Thomas Corcoran. Plus these directors held 6 board committee seats. Mr. Millard also received our 2nd highest negative vote. It is not a good sign of independence for 3 directors to work together for 16-years. Meanwhile 2 new directors started working at about age 70. L-3 had not adopted specific stock ownership guidelines for directors.

GMI said not one member of our audit committee had substantial industry knowledge and not one non-executive director had general expertise in risk management. Forensic accounting ratios related to revenue recognition were extreme values either relative to industry peers or to our company’s own history. L-3 had higher accounting and governance risk than 97% of companies and had a higher shareholder class action litigation risk than 80% of all rated companies in this region. L-3 had not identified specific environmental impact reduction targets.

Returning to the core topic of this proposal from the context of our clearly improvable corporate performance, please vote to protect shareholder value:

Executives To Retain Significant Stock— Proposal 4

BOARD OF DIRECTORS RESPONSE TO SHAREHOLDER PROPOSAL

The Board has considered the above proposal carefully and unanimously recommends that you vote AGAINST the proposal for the following reasons.

•	We already require our senior executives to own and retain meaningful amounts of L-3 stock.

•	Our existing executive compensation program further aligns the interests of our senior executives with shareholders through its emphasis on long-term incentive compensation.

•	The proposal could give rise to adverse consequences and diminish our ability to attract and retain talented executives.

•	The proposal contains factual inaccuracies and misleading statements that demonstrate a lack of basic research on our Company.

*            *             *

We already require our senior executives to own and retain meaningful amounts of L-3 stock.

Our stock ownership and retention policies already ensure that executives’ interests are aligned with those of our shareholders. Specifically:

•	Our CEO is required to own L-3 stock worth at least 6 times his base salary, while our other executives have ownership requirements ranging from 1.5 to 3 times base salary.

•	Executives must retain 75% of their net after-tax shares earned from equity awards until their ownership requirement is met.

•

Our trading policies prohibit executives from reducing their economic exposure to L-3 stock through hedging or pledging transactions, regardless of whether they own more than their ownership requirement.

•	Executives remain subject to all of these requirements for as long as they are employed with us, without any exception based on age.

Our Compensation Committee reviews senior executive compliance with these ownership and retention requirements annually. Many of our senior executives own L-3 stock at levels far in excess of these requirements. For example, as disclosed on page 52, our CEO owned more than $19 million of L-3 stock as of December 31, 2013, which is more than 14 times his base salary and more than twice his ownership requirement, even when the value of his outstanding stock options and performance awards are excluded.

Our existing executive compensation program further aligns the interests of our senior executives with shareholders through its emphasis on long-term incentive compensation.

Our executive compensation program places a strong emphasis on long-term incentives that take three years to fully vest and are tied to the value of L-3 stock. As shown on page 37, long-term incentive awards represented 75% of our CEO’s target pay in 2013 and 60% of 2013 target pay for our other named executive officers. In addition, 70% of the long-term incentives granted to our CEO and other named executive officers were in the form of stock options and performance awards, which are contingent upon future performance to have any realizable value. Stock options directly align the long-term interests of L-3’s executives with those of shareholders because they provide value to executives only if the price of L-3 stock increases after the options are granted. Similarly, the value of our performance awards is contingent upon three-year performance with respect to L-3’s relative TSR (a direct measure of shareholder value creation) and EPS (a key driver of shareholder value creation). Accordingly, we believe our executive compensation program provides strong incentives for senior executives to maximize shareholder value.

The proposal could give rise to adverse consequences and diminish our ability to attract and retain talented executives.

Our policies recognize the legitimate needs of our senior executives to diversify their financial portfolios by allowing executives to sell L-3 stock accumulated in excess of their ownership requirements. In contrast, the proposal would force executives to retain 50% of net after-tax shares earned under equity awards without any flexibility to take into account an executive’s personal circumstances or whether the ever-increasing accumulation of an executive’s L-3 stock exceeds prudent levels of personal financial risk. Moreover, none of the companies listed on page 38 with whom L-3 competes for business, executive talent or investor capital have adopted a stock retention requirement similar to the proposal (that is, a requirement to retain stock until a specific age without regard to the accumulated value of the stock held). Accordingly, the Board believes that adopting the proposal could diminish the Company’s ability to attract and retain talented executives, putting the Company at a competitive disadvantage versus its peers.

The proposal contains factual inaccuracies and misleading statements that demonstrate a lack of basic research on our Company.

Shareholders may wish to consider the following:

•

Proxy Advisor and Shareholder Support for our Executive Pay Program: While the proposal cites to GMI Ratings as evidence of poor executive pay practices, both Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), the two most influential proxy advisory firms, recommended a vote in favor of our Say-on-Pay Proposal following their extensive review of our executive pay program in 2013. Shareholders overwhelmingly agreed, with our 2013 Say-on-Pay Proposal receiving the support of more than 93% of the votes cast.

•

Pension Plan Service Credit: The proposal claims that our CEO “had an excessive pension with 22 years credit,” implying that our CEO is receiving pension benefits in excess of his actual service. However, as discussed in Note 3 to the 2013 Pension Benefits table on page 63, our CEO’s accumulated pension benefit accurately reflects his actual service of more than 23 years to L-3 and its predecessor companies.

•

Director Independence: The proposal questions the level of independence of three of our directors — Messrs. Washkowitz, Millard and Corcoran — based on their length of service on L-3’s Board. As discussed on pages 18 and 19, our Board has determined each of these directors to be independent under our Corporate Governance Guidelines and the rules of the New York Stock Exchange (“NYSE”), as well as under the heightened requirements applicable to members of the committees of the Board on which they serve. In addition, ISS and Glass Lewis separately reviewed these directors in 2013 and determined each of them to be independent notwithstanding the length of their tenure.

•

Shareholder Support for our Directors: The proposal implies that one of our directors, Mr. Millard, did not receive substantial shareholder support. However, each of our current directors who have been elected to our Board, including Mr. Millard, received the overwhelming support of our shareholders, with votes “FOR” their election ranging from 92% to 99% of the votes cast.

•

Age of New Directors: The proposal claims that two new directors “started working at about age 70”, however, the two directors most recently added to our Board, General (Ret.) Dunwoody and Mr. Pagano, were ages 60 and 62, respectively, when they joined in 2013. The next two directors previously elected to our Board, General (Ret.) Newton and General (Ret.) Shelton were each elected at age 69, in 2012 and 2011, respectively. In evaluating their candidacies, the Board considered their outstanding achievements and experience, including that General (Ret.) Shelton was previously the senior officer of the United States military and principal military advisor to the President of the United States, the Secretary of Defense and the National Security

Council when he served as the fourteenth Chairman of the Joint Chiefs of Staff; and that General (Ret.) Newton was previously Commander of the Air Force, Air Education and Training Command, served as an Air Force congressional liaison officer with the U.S. House of Representatives, and was executive vice president at Pratt & Whitney Military Engines. We believe that these directors’ strong experience and achievements make them excellent additions to our Board. In addition, The National Association of Corporate Directors recently named General (Ret.) Shelton one of the “Top 100 Directors in America for 2013.”

•

Director Stock Ownership Guidelines: The proposal claims that we have not adopted specific stock ownership guidelines for non-employee directors, even though our directors have been subject to specific stock ownership guidelines since 2006. In addition, as described on page 76, our Board enhanced these guidelines in 2013, prior to our receipt of the proposal, by increasing each director’s ownership requirement to $530,000 of L-3 stock, which is five times the annual retainer provided to directors under our director compensation program.

•

Industry Knowledge and Risk Management Experience: The proposal claims that “not one member of our audit committee had substantial industry knowledge and not one non-executive director had general expertise in risk management.” In fact: (1) Mr. Corcoran was the President and Chief Operating Officer of the Electronic Systems Sector and Space & Strategic Missiles Sector of Lockheed Martin Corporation and has held various management positions with GE Aerospace; (2) General (Ret.) Newton was executive vice president of Pratt & Whitney Military Engines in charge of international military programs and business development; and (3) Mr. Simon co-founded the aerospace/defense contracting group at Coopers & Lybrand L.L.P., where he served as a partner and has served as a director of Loral Space & Communications Inc. for more than 15 years. In terms of expertise in risk management, Mr. Corcoran and General (Ret.) Newton, as senior executives of military business units, were each involved in identifying various risks to their businesses and developing various processes to mitigate such risks. For more information on L-3’s oversight of risk management, see page 24.

The Board unanimously recommends that you vote AGAINST this proposal.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board of Directors oversees the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and four standing committees: the Executive, Audit, Nominating/Corporate Governance and Compensation Committees. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Leadership Structure

The Board of Directors determined that combining the Chief Executive Officer and Chairman positions is the appropriate leadership structure for L-3 at this time. The Board of Directors believes that “one-size” does not fit all, and the decision of whether to combine or separate the positions of Chief Executive Officer and Chairman will vary company to company and depend upon a company’s particular circumstances at a given point in time. Accordingly, the Board of Directors carefully considers from time to time whether the Chief Executive Officer and Chairman positions should be combined based on what the Board of Directors believes is best for the Company and its shareholders.

Board structures vary greatly among U.S. public corporations, with 55% of S&P 500 companies combining the positions of Chief Executive Officer and Chairman and only 25% of the S&P 500 having an independent chairman, according to a recent survey. The Board of Directors does not believe that the evidence demonstrates that any one leadership structure is more effective at creating long-term shareholder value. The Board of Directors believes that an effective leadership structure could be achieved either by combining or separating the Chief Executive Officer and Chairman positions, if the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, an effective governance structure must balance the powers of the Chief Executive Officer and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.

The Board of Directors believes that if the positions of Chief Executive Officer and Chairman are combined, then appointing a lead independent director is necessary for effective governance. Accordingly, the Company’s Corporate Governance Guidelines provide that, in the event the Chief Executive Officer and Chairman positions are combined, the independent members of the Board of Directors will elect a “Lead Independent Director.” In addition to presiding at executive sessions of the independent directors, the responsibilities of the Lead Independent Director, which are clearly set forth in the Company’s Corporate Governance Guidelines, also include:

•	approving schedules for Board of Directors meetings;

•	approving the agendas for meetings of the Board of Directors;

•	specifically requesting the inclusion of certain materials for Board of Directors meetings, when appropriate;

•	recommending, as appropriate, that the Board of Directors retain consultants who will report directly to the Board of Directors; and

•	acting as a liaison between the independent directors and the Chairman.

The Board of Directors believes that the responsibilities delegated to the Lead Independent Director are substantially similar to many of the functions typically fulfilled by a board chairman. The Board of Directors believes that its Lead Independent Director position balances the need for effective and independent oversight of management with the need for strong, unified leadership. The Board of Directors believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. Accordingly, in 2013, the independent directors met in executive session four times with the Lead Independent Director presiding at such meetings.

While L-3’s approach regarding its leadership structure has varied depending on what was best for L-3 at a particular point in time, the Board of Directors believes that its current structure of combining the roles of Chairman and CEO and a strong independent Lead Director is in the best interest of L-3 at this time as it allows for a balance of power between the CEO and the independent directors and provides an environment in which its independent directors are fully informed, have significant input into the content of Board meeting agendas and are able to provide objective and thoughtful oversight of management. The Board also believes that L-3’s current leadership structure does not affect the Board’s role in risk oversight of the Company. In addition, The Board of Directors also believes that combining the roles of Chairman and CEO gives L-3 the best chance to continue its strong performance over the long term. With the expected declines in the U.S. Department of Defense budget, it has become more important than ever for L-3 to seek out business opportunities in the international community. In L-3’s industry, the Board of Directors believes that access to decision-makers in foreign countries is made easier when the roles of Chairman and CEO are combined as their customs often dictate having comparable titles when conducting negotiations. Moreover, since most of L-3’s industry peers have combined the roles of chairman and CEO, L-3 believes that separating such roles would put us at a significant competitive disadvantage.

Independence

The Board of Directors has affirmatively determined that all of the directors, other than Mr. Strianese, including those who serve on the Audit, Nominating/Corporate Governance and Compensation Committees of the Board of Directors, have no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Therefore, all of our directors, other than Mr. Strianese, are “independent” under all applicable standards. In connection with its determination that Mr. Millard and Professor Canizares are independent directors, the Board of Directors considered the fact that we conducted business with MIT where Mr. Millard is a trustee and Professor Canizares is employed as a full time professor. In addition, the Board of Directors considered the fact that we conducted business with NASA where Professor Canizares is a principal investigator of NASA’s Chandra X-ray observatory and is Associate Director of its science center. During 2013, we retained MIT to provide research and development on our behalf, and MIT and NASA purchased equipment and services from us. Payments made to, or received from, MIT or NASA were less than 1% of MIT’s, NASA’s or L-3’s annual consolidated gross revenues during each of their last completed fiscal years. Mr. Millard and Professor Canizares did not have any interest in these transactions and Professor Canizares recused himself from all decisions regarding L-3 with respect to these transactions.

Messrs. Kramer, Newton and Shelton serve as directors, trustees or in similar capacities (but not as executive officers or employees) for one or more non-profit organizations to which we have made charitable contributions. Contributions to these organizations did not exceed either $120,000 or 1% of each of those organizations’ annual consolidated gross revenues during their last completed fiscal years and were below the thresholds set forth under our categorical standards of director independence.

In addition, the Board of Directors has determined that Professor Canizares and Messrs. Corcoran, Kramer and Simon, members of the Audit Committee, and Messrs. Millard, Kramer, Newton and Washkowitz, members of the Compensation Committee, are “independent” in accordance with the NYSE standards applicable to members of the Audit Committee and Compensation Committee, respectively.

The Board of Directors has adopted Corporate Governance Guidelines that meet the independence standards of the NYSE. Also, as part of our Corporate Governance Guidelines, the Board of Directors has adopted categorical standards to assist it in evaluating the independence of each of its directors. The categorical standards are intended to assist the Board of Directors in determining whether or not certain relationships between our directors and us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us, are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which such relationships are deemed not to be material. Our Corporate Governance Guidelines, which include our categorical standards of independence, can be obtained through our website at http://www.L-3com.com.

Directors are expected to attend board meetings and meetings of the committees on which they serve, to spend the time needed, and to meet as frequently as necessary, in order to properly discharge their responsibilities. In addition, to the extent reasonably practicable, directors are expected to attend shareholder meetings. During the fiscal year ended December 31, 2013, the Board of Directors held twelve meetings. Each director attended at least 75% of the combined number of meetings of the Board of Directors and meetings of committees on which he or she served during the period in 2013 in which he or she served as a director or member of such committee, as applicable, except for Dr. White who attended 74%. All of our current directors who were serving on the Board at the time of the annual shareholders meeting in April 2013 attended the meeting in person, except Dr. White. In accordance with applicable NYSE listing requirements, our independent directors hold regular executive sessions at which management, including the Chairman, President and Chief Executive Officer, is not present. Mr. Millard, our Lead Independent Director of the Board of Directors, presides at the regularly held executive sessions of the independent directors.

Board of Directors Composition

The Board of Directors seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board of Directors to satisfy its oversight responsibilities effectively. In that regard, the Nominating/Corporate Governance Committee is responsible for recommending candidates for all directorships to be filled by the Board of Directors or by the shareholders at an annual or special meeting. In identifying candidates for membership on the Board of Directors, the Nominating/Corporate Governance Committee takes into account (1) minimum individual qualifications, such as strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board of Directors and (2) all other factors it considers appropriate. In addition, although the Board of Directors does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Nominating/Corporate Governance Committee carefully considers are the benefits to the Company of diversity, including gender and racial diversity, in board composition.

As part of its recurring activities, the Nominating/Corporate Governance Committee seeks to identify qualified candidates to sit on the Board of Directors. To identify and recruit qualified candidates for the Board, the Nominating/Corporate Governance Committee has previously utilized the services of professional search firms and has also sought referrals from other members of the Board, management, shareholders and other sources. After conducting an initial evaluation of a candidate, one or more members of the Nominating/Corporate Governance Committee will interview that candidate if the Nominating/Corporate Governance Committee believes the candidate might be suitable to be a director and may also ask the candidate to meet with other directors and management. If the Nominating/ Corporate Governance Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s election.

In the case of General (Ret.) Dunwoody, Richard Cody, Senior Vice President, Washington Operations, initially identified her as a potential director nominee. Prior to her nomination, the Nominating/Corporate Governance Committee Chairman, as well as the other members of the Board of Directors, with one exception, met with General (Ret.) Dunwoody to consider whether she would be an appropriate candidate for L-3’s Board of Directors. On June 5, 2013, the Nominating/Corporate Governance Committee met to review General (Ret.) Dunwoody qualifications and consider General (Ret.) Dunwoody’s candidacy. At that meeting, they voted unanimously to recommend General (Ret.) Dunwoody’s appointment as a director to the full Board of Directors for final consideration and approval. Also on June 5, 2013, the full Board of Directors appointed General (Ret.) Dunwoody as a director effective immediately.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of L-3’s business and structure, the Board of Directors focused primarily on the information discussed in each of the Board members’ or nominees’ biographical information set forth on pages 6-9. In particular,

•

with regards to Professor Canizares, the Board of Directors considered his distinguished career as a tenured professor at MIT including his current responsibility for over 20 research laboratories with an aggregate annual research budget of $1.5 billion, as well as his extensive knowledge of the aerospace industry;

•

with regards to Mr. Corcoran, the Board of Directors considered his business operations background, including his service as the chief executive officer of a number of businesses, and his expertise in the aerospace and defense industries;

•	with regards to General (Ret.) Dunwoody, the Board of Directors considered her distinguished career in the United States Army and her extensive knowledge of the defense industry;

•

with regards to Mr. Kramer, the Board of Directors considered his significant experience, expertise and background with regard to accounting and internal control matters as well as the breadth of his business knowledge gained while serving as an independent auditor for numerous organizations across many industries;

•	with regards to Mr. Millard, the Board of Directors considered his extensive financial background;

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with regards to General (Ret.) Newton, the Board of Directors considered his distinguished career in the Air Force, his experience as an Executive Vice President of Pratt & Whitney Military Engines and his knowledge as a director of public companies;

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with regards to Mr. Pagano, the Board of Directors considered his significant experience, expertise and background with regard to legal, capital markets and corporate governance matters, including his broad perspective brought by his experience advising clients in many diverse industries;

•

with regards to General (Ret.) Shelton, the Board of Directors considered his distinguished career as the Chairman of the Joint Chiefs of Staff, Department of Defense and as the Commander in Chief of U.S. Special Operations Command (SOCOM) and his extensive knowledge of the defense industry;

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with regards to Mr. Simon, the Board of Directors considered his significant experience, expertise and background with regard to accounting and internal control matters and the breadth of his business knowledge gained while serving as an independent auditor for numerous organizations across many industries and as the Chair of the Audit Committee of Loral Space & Communications Inc.;

•	with regards to Mr. Strianese, the Board of Directors considered his position as Chief Executive Officer and his expertise and experience in the aerospace and defense industries; and

•	with regards to Mr. Washkowitz, the Board of Directors considered his extensive financial background.

In addition, in connection with the nominations of General (Ret.) Dunwoody and Messrs. Vincent Pagano, Jr., H. Hugh Shelton and Michael T. Strianese for election as directors at the 2014 Annual Meeting, the Board of Directors considered their valuable contributions to L-3’s success during their years of Board service.

Audit Committee

The current members of the Audit Committee are: Lewis Kramer (Chair), Claude R. Canizares, Thomas A. Corcoran and Arthur L. Simon. The Audit Committee met twelve times in 2013. The Audit Committee is generally responsible for, among other things:

•	selecting, appointing, compensating, retaining and terminating our independent registered public accounting firm;

•

overseeing the auditing work of any independent registered public accounting firm employed by us, including the resolution of any disagreements, if any, between management and the independent registered public accounting firm regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

•	pre-approving audit, other audit, audit-related and permitted non-audit services to be performed by the independent registered public accounting firm and related fees;

•	meeting with our independent registered public accounting firm to review the proposed scope of the annual audit of our financial statements and to discuss such other matters that it deems appropriate;

•	reviewing the findings of the independent registered public accounting firm with respect to the annual audit;

•

meeting to review and discuss with management and the independent registered public accounting firm our periodic financial reports prior to our filing them with the SEC and reporting annually to the Board of Directors with respect to such matters;

•

reviewing with our financial and accounting management, the independent registered public accounting firm and internal auditor the adequacy and effectiveness of our internal control over financial reporting, financial reporting procedures and disclosure controls and procedures; and

•	reviewing the internal audit function.

L-3’s Audit Committee Charter states that the Audit Committee shall consist of at least three members, all of whom are determined by the Board of Directors to meet the independence, financial literacy and expertise requirements of the SEC and NYSE. These requirements dictate that all Audit Committee members must be financially literate and at least one member of the Audit Committee shall be an “audit committee financial expert” in compliance with the criteria established by the SEC and NYSE. The Board of Directors has determined that all of the members of the Audit Committee are financially literate and meet the independence requirements mandated by the NYSE listing standards, Rule 10A-3 under the Exchange Act and our independence standards. In addition, the Board of Directors has determined that Mr. Simon and Mr. Kramer are both “audit committee financial experts,” as defined by Item 407(d)(5) of Regulation S-K.

Compensation Committee

The current members of the Compensation Committee are: Robert B. Millard (Chair), Lewis Kramer, Lloyd W. Newton and Alan H. Washkowitz. John P. White also served on the Compensation Committee until April 30, 2013. The Compensation Committee and its subcommittees, which in the aggregate had six meetings in 2013, is responsible for, among other functions:

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation;

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evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with other independent directors (as directed by the Board of Directors), determining and approving the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer based on such evaluation;

•	reviewing and approving the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•	discussing the results of the shareholder advisory vote on the compensation paid to our named executive officers;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation;

•	reviewing and recommending to the Board of Directors, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;

•

reviewing and approving, or making recommendations to the Board of Directors with respect to, the Company’s equity-based plans and executive officer incentive-compensation plans, and overseeing the activities of the individuals responsible for administering those plans;

•

reviewing and discussing with management, on at least an annual basis, management’s assessment of whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company;

•	reviewing and discussing the “Compensation Discussion and Analysis” section contained in this proxy statement;

•

retaining or terminating, as necessary or appropriate, and approving the fees and any other retention terms for, compensation and benefits consultants and other outside consultants or advisors to provide independent advice to the Committee; and

•	evaluating on at least an annual basis whether any work provided by a consultant retained by the Committee raised any conflict of interest.

In fulfilling its responsibilities, the Compensation Committee can delegate any or all of its responsibilities to a subcommittee of the committee consisting of two or more members. For a discussion concerning the processes and procedures for considering and determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis” beginning on page 32 and “2013 Director Compensation” beginning on page 76.

The Board of Directors has determined that all of the members of the Compensation Committee meet our standards for independence and the independence requirements mandated by the NYSE listing standards that are applicable to serving on the Compensation Committee. In addition, all members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

Use of Consultants

As set forth in its charter, the Compensation Committee has the sole authority to retain or terminate, as necessary or appropriate, outside consultants to provide advice to the Compensation Committee in connection with its fulfillment of its responsibilities. The Compensation Committee engages Frederic W. Cook (“Cook & Co.”) to serve as the Compensation Committee’s independent consultant. Cook & Co. and its affiliates do not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on director and executive officer compensation. In 2013, the Compensation Committee requested that Cook & Co. advise it directly on a variety of compensation-related matters, including:

•	validating the compensation peer group to be used for competitive benchmarking;

•	preparing analyses and recommendations of senior executive compensation levels as compared to the compensation peer group and published compensation surveys;

•	assessing the pay recommendations that the Chief Executive Officer developed for senior executives, including the named executive officers;

•	developing pay recommendations for the Chief Executive Officer;

•	assessing the alignment of senior executive pay and company performance;

•	preparing analyses and recommendations of non-employee director pay levels as compared to the peer group;

•	preparing annual analyses of annual equity plan share usage and share dilution as compared to the peer group;

•	assessing performance measures and targets for annual and long-term incentive awards;

•	updating the Compensation Committee on executive compensation trends; and

•	recommending executive compensation program changes in response to executive compensation trends and shareholder concerns identified through investor engagement efforts.

In the course of conducting its activities, Cook & Co. attended meetings of the Compensation Committee and presented its findings and recommendations to the Compensation Committee for discussion. During 2013, Cook & Co. also met with management to obtain and validate data, and review materials. Cook & Co. also attended one meeting of the Board of Directors in February of 2014 in connection with the assessment of the Chief Executive Officer’s 2013 performance under the Company’s annual incentive plan. In March of 2014, the Compensation Committee evaluated whether any work performed by Cook & Co. raised any conflict of interest and determined that it did not.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee currently consists of Messrs. Alan H. Washkowitz (Chair), Vincent Pagano Jr., Arthur L. Simon, John P. White and Generals (Ret.) Ann E. Dunwoody and H. Hugh Shelton. This committee, which met four times during 2013, monitors corporate governance policies and procedures and serves as the nominating committee for the Board of Directors.

The primary functions performed by this committee include, among other responsibilities:

•	developing, recommending and monitoring corporate governance policies and procedures for L-3 and the Board of Directors;

•	recommending to the Board of Directors criteria for the selection of new directors;

•	identifying and recommending to the Board of Directors individuals to be nominated as directors;

•	evaluating candidates recommended by shareholders in a timely manner;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	overseeing the evaluation of the Board of Directors and management; and

•	overseeing and approving the management continuity planning process.

The Nominating/Corporate Governance Committee will consider candidates for nomination as a director recommended by shareholders, directors, officers, third party search firms and other sources. The Nominating/Corporate Governance Committee will review all candidates for director in the same manner, regardless of the source of the recommendation. Individuals recommended by shareholders for nomination as a director will be considered in accordance with the procedures described under “Shareholder Proposals and Nominations” on page 26 of this proxy statement.

The Board of Directors has determined that all of the members of the Nominating/Corporate Governance Committee meet the independence requirements mandated by the applicable NYSE listing standards applicable to serving on the Nominating/Corporate Governance Committee and our standards of independence.

Executive Committee

The Executive Committee currently consists of Messrs. Millard (Chair), Kramer, Strianese and Washkowitz. The Executive Committee did not meet during 2013. The Executive Committee may exercise most board powers during periods between board meetings.

Oversight of Risk Management

L-3 is exposed to various risks including, but not limited to, strategic, operational, financial, liquidity, reputational, and also risks relating to reporting, pending and threatened litigation, regulatory and legal compliance. L-3’s enterprise risk profile is also affected by changes in the yearly budget and spending levels, priorities, procurement practices, and also the fiscal situations and general economic conditions affecting our major customers, especially the U.S. Department of Defense. L-3’s management designed the Company’s enterprise risk management process to identify, monitor and evaluate these risks, and develop an approach to address each identified risk. L-3’s enterprise risk management process is a company-wide initiative and involves each of our operating segments and business units. The Company takes a multi-disciplinary approach to risk.

L-3’s Chief Financial Officer, at the direction of the Chief Executive Officer, is responsible for overseeing the Company’s enterprise risk management process and periodically reports enterprise risk information to each of the Chief Executive Officer, the Audit Committee and the Board of Directors. In fulfilling his risk management responsibilities, the Chief Financial Officer works closely with members of the senior management team, including the Company’s General Counsel, the Executive Vice President of Corporate Strategy and Development, the Vice President, Controller and Principal Accounting Officer, the Vice President — Planning, the Senior Vice President of Internal Audit, Corporate Services and Corporate Ethics Officer, and each of the business unit group presidents and group chief financial officers.

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of the Company’s enterprise risk management function. In this regard, the Audit Committee discusses policies with respect to risk assessment and risk management, and the Company’s Chief Financial Officer meets with the Audit Committee at least five times per year to specifically discuss the enterprise risks facing the Company, highlighting any new risks that may have arisen since they last met. Additionally, at each Board of Directors meeting, the Chief Executive Officer and Chief Financial Officer report information about major risks facing the company. Finally, the Chief Financial Officer reports directly to the Board of Directors at least once per year to apprise it directly of the Company’s enterprise risk management process.

Committee Charters and Corporate Governance Guidelines

The Board of Directors has adopted a charter for each of the Audit, Nominating/Corporate Governance and Compensation Committees and corporate governance guidelines that address the make-up and functioning of the Board of Directors. You can find links to these materials on our website at http://www.L-3com.com under the “Investor Relations” tab by selecting “Corporate Governance.”

Code of Ethics and Business Conduct

The Board of Directors has adopted a code of ethics and business conduct that applies to all of our directors, officers and employees. You can find a link to such code on our website at http://www.L-3com.com. In accordance with, and to the extent required by, the rules and regulations of the SEC, we intend to post on our Web site waivers or implicit waivers (as such terms are defined in Item 5.05 of Form 8-K of the Exchange Act) and amendments of the code of ethics and business conduct that apply to any of our directors and executive officers, including our Chairman, President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, and Vice President, Controller and Principal Accounting Officer or other persons performing similar functions.

Communications with Directors

Anyone who would like to communicate with, or otherwise make his or her concerns known directly to, the full Board of Directors, the Chair of any of the Executive, Audit, Nominating/Corporate Governance and Compensation Committees, to the non-management directors as a group or to the Lead Independent Director of the Board of Directors, may do so either by email that can be accessed through our website at http://www.L-3com.com or by addressing such communications or concerns to the Corporate Secretary of L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016, who will forward such communications to the appropriate party. The addressed communications may be done confidentially or anonymously. The Corporate Secretary or Assistant Secretary will forward all correspondence to the Board of Directors or the specifically designated party, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate material.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Under the SEC’s rules and regulations, any shareholder desiring to submit a proposal to be included in our 2015 proxy statement must submit such proposal to us at our principal executive offices located at 600 Third Avenue, New York, New York 10016, to the attention of the Corporate Secretary, no later than the close of business on November 24, 2014. Under Rule 14a-8 under the Exchange Act, a shareholder submitting a proposal to be included in the Company’s proxy statement is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the Common Stock and to have held such Common Stock continuously for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

The Bylaws provide for advance notice provisions. The Bylaws require the timely notice of certain information to be provided by any shareholder who proposes director nominations or any other business for consideration at a shareholders’ meeting. Failure to deliver a proposal in accordance with the procedures discussed below and in the Bylaws may result in the proposal not being deemed timely received. To be timely, notice of a director nomination or any other business for consideration at a shareholders’ meeting must be received by our Corporate Secretary at our principal executive offices no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at the Company’s 2015 Annual Meeting, such a proposal must be received by the Corporate Secretary on or after January 6, 2015 but no later than February 5, 2015. In the event that the date of the 2015 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of the 2014 Annual Meeting, notice must be received not earlier than 120 days prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of the 2015 Annual Meeting is first made. All proposals must be sent to our principal executive offices by certified mail, return receipt requested, to the attention of the Corporate Secretary, L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016.

Shareholders may, subject to and in accordance with the Bylaws, recommend director candidates for consideration by the Nominating/Corporate Governance Committee. The recommendation must be delivered to the Corporate Secretary, who will forward the recommendation to the Nominating/ Corporate Governance Committee for consideration. The Bylaws contain certain informational and other requirements that must be followed in connection with submitting director nominations and any other business for consideration at a shareholders’ meeting. The Bylaws are posted on our website at http://www.L-3com.com.

EXECUTIVES AND CERTAIN OTHER OFFICERS OF THE COMPANY

Set forth below is certain information regarding each of our current executives, other than Mr. Strianese who is presented under “Nominees For Election to the Board of Directors in 2014”, and certain of our other officers.

Name	Age	Principal Occupation And Other Information
Curtis Brunson	66	Executive Vice President of Corporate Strategy and Development. Mr. Brunson became an Executive Vice President in February 2009 and is responsible for leading the execution of L-3’s business strategy, including customer relationships, technical development and business development. Prior to that, he was a Senior Vice President. Mr. Brunson began his career in 1972 with Sperry Systems Management Division, prior to its merger into Unisys Government Services. At Unisys for over 20 years, he held several management positions of increasing responsibility. When Loral acquired Unisys Communication Systems in Salt Lake City, he was General Manager. That division became part of L-3 during L-3’s formation in 1997, with Mr. Brunson becoming President at that time. Mr. Brunson holds a Bachelor of Science degree in Computer Science from the New York Institute of Technology and a Master’s of Science degree in Computer Science from Polytechnic Institute of New York University.

Ralph G. D’Ambrosio	46	Senior Vice President and Chief Financial Officer. Mr. D’Ambrosio became Chief Financial Officer in January 2007 and a Senior Vice President in April 2010. From March 2005 to January 2007, he was our Vice President — Finance and Principal Accounting Officer and he continued to be our Principal Accounting Officer until April 2008. He became our Controller in August 2000 and a Vice President in July 2001 and was our Vice President and Controller until March 2005. He joined us in August 1997 and was our Assistant Controller until July 2000. Prior to joining us, he was a senior manager at Coopers & Lybrand LLP, where he held a number of positions since 1989. Mr. D’Ambrosio holds a Bachelor’s degree, summa cum laude, in Business Administration from Iona College and a Master’s degree, with honors, in Business Administration from the Stern School of Business at New York University.

Steven M. Post	61	Senior Vice President, General Counsel and Corporate Secretary. Mr. Post became Senior Vice President, General Counsel and Corporate Secretary on May 27, 2008. Prior to that, Mr. Post held several positions at L-3 and its predecessor companies, including, most recently, Senior Vice President and General Counsel of the Integrated Systems Group and prior to that, group counsel and associate counsel positions. Prior to joining L-3, Mr. Post was an instructor in the Contract Law department at the Judge Advocate General’s School in Charlottesville, Va. He began his legal and military career at the Office of the Staff Judge Advocate in Ft. Dix, N.J., as the contract and fiscal law advisor and as senior trial counsel. Following that assignment, Mr. Post served as a trial attorney in the litigation division for the Judge Advocate General at the Pentagon. Mr. Post earned his law degree with honors from Indiana University, and his undergraduate degree from the University of Dayton.

Name	Age	Principal Occupation And Other Information
Richard A. Cody	63	Senior Vice President of Washington Operations. General Cody (U.S. Army — Ret.) joined L-3 in October 2008 and serves as a corporate Senior Vice President. Prior to joining L-3, General Cody served as the 31st Vice Chief of Staff, U.S. Army, a position he held from 2004 until his retirement from the U.S. Army in August 2008. With more than 36 years of service, General Cody has served in command and staff positions throughout the Army in the U.S. and overseas. He has also received major military awards and decorations, including the Defense Distinguished Service Medal. A graduate of the U.S. Military Academy, General Cody is also a Master Aviator with more than 5,000 hours of flight time and was inducted into the Army Aviation Hall of Fame in 2009.

Dan Azmon	50	Vice President, Controller and Principal Accounting Officer. Mr. Azmon has been our Principal Accounting Officer since April 2008 and our Controller since January 2005. Mr. Azmon joined L-3 in October 2000 and was our Assistant Controller until December 2004. Prior to joining L-3, Mr. Azmon held a number of financial management and financial reporting positions at ASARCO Incorporated and Salomon Brothers, Inc., and was a manager in the audit practice at Coopers & Lybrand LLP. He holds a Master of Business Administration degree from St. John’s University in accounting and a Bachelor of Business Administration degree in finance from Hofstra University. Mr. Azmon is also a certified public accountant.

Steve Kantor	69	Senior Vice President and President of L-3 Electronic Systems. Mr. Kantor was appointed to this position in August 2012. Prior to that, he was Senior Vice President and President of L-3 Services Group from June 2010 to August 2012 and, prior to that, Mr. Kantor was President of L-3’s Power & Controls Systems Group which was later renamed Marine & Power Systems Group from 2005 until 2010. Mr. Kantor joined L-3 in 2003 and has over 35 years of experience in the defense electronics industry, serving the U.S. Department of Defense, prime contractors and original equipment manufacturers, and foreign allies. Previously, Mr. Kantor served as president of BAE Systems’ Reconnaissance and Surveillance Systems, a position he held since 1998. Prior to that, Mr. Kantor held various executive positions at Lockheed Martin, Loral and United Technologies. Mr. Kantor holds a Bachelor of Science degree in electrical engineering from the New York Institute of Technology.

John C. McNellis	61	Senior Vice President and President of Aerospace Systems since its formation in March 2014. Prior to that, Mr. McNellis was President of Integrated Systems Group from November 2008 to March 2014, and prior to that, he was President of our Link Simulation and Training Division from September 2003 to November 2008. He possesses over 30 years of executive and project management experience in a broad spectrum of domestic and international defense programs. Prior to L-3, he served as President of Lockheed Martin’s Tactical Systems unit and held executive positions at Loral and IBM. Mr. McNellis has an extensive background in aircraft special mission systems, modification and maintenance; command, control, communications, intelligence, surveillance and reconnaissance systems; training systems; and satellite command and control. Mr. McNellis holds a Master of Science degree in physics from the University of California, Los Angeles as well as a Master of Business Administration degree from the University of Santa Clara.

Name	Age	Principal Occupation And Other Information

John S. Mega	61	Senior Vice President and President of Communication Systems since its formation in March 2014. Prior to that, Mr. Mega was President of the Microwave Group since he joined L-3 in 1997. Mr. Mega has worked his entire career in the defense electronics industry, having started his career at Raytheon and held executive positions at Loral, Lockheed Martin and, since its inception, L-3 Communications. He received his Bachelor of Science degree, magna cum laude, from Boston College and is a member of American Mensa.

Les Rose	66	Vice President and President of National Security Solutions since July 2012. Mr. Rose joined L-3 in 2005 as president of Enterprise IT Solutions and became president of L-3 STRATIS in 2010. He has also held a variety of executive management positions for 20 years with other defense contractors in IT services. Mr. Rose holds a Bachelor of Science degree in mechanical engineering from the South Dakota School of Mines and Technology, and a Master’s of Science in civil engineering from the University of Michigan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Based on information available to us as of March 7, 2014, the Record Date, we know of no person who beneficially owned more than five percent of the Common Stock, except as set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355(1)	6,565,885	(1)	7.40	%(1)
ClearBridge Investments, LLC 620 8th Avenue New York, NY 10018(2)	5,997,778	(2)	6.77	%(2)

(1)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 11, 2014, in which The Vanguard Group, Inc. reported that it has sole dispositive power over 6,429,751 shares of Common Stock, shared dispositive power over 136,134 shares of Common Stock and sole voting power over 145,073 shares of Common Stock. The Vanguard Group, Inc. reported that Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., wholly-owned subsidiaries of The Vanguard Group, Inc., are the beneficial owners of 113,934 shares or 0.12% and 53,339 shares or 0.06%, respectively, of the Common Stock outstanding as a result of its serving as investment manager of collective trust accounts.

(2)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 14, 2014 in which ClearBridge Investments, LLC reported that it has sole dispositive power over 5,997,778 shares of Common Stock and sole voting power over 5,841,992 shares of Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

As of March 7, 2014, the Record Date, there were 86,483,187 shares of our Common Stock outstanding. The following table shows the amount of Common Stock beneficially owned (unless otherwise indicated) by our named executive officers, our directors, and by all of our current executive officers and directors as a group.

Except as otherwise indicated, all information listed below is as of March 7, 2014.

Name of Beneficial Owner	Common Stock Beneficially Owned Directly or Indirectly(1)	Common Stock Acquirable Within 60 Days(2)	Total Common Stock Beneficially Owned	Percentage of Shares of Common Stock Outstanding(3)
Directors and Named Executive Officers:
Michael T. Strianese	70,499	1,237,751	1,308,250	1.51%
Ralph G. D’Ambrosio	14,749	197,496	212,245	*
Curtis Brunson	49,919	108,614	158,533	*
Steve Kantor	17,332	77,990	95,322	*
John C. McNellis	2,041	—	2,041	*
Claude R. Canizares	2,444	19,046	21,490	*
Thomas A. Corcoran	1,615	19,046	20,661	*
Ann E. Dunwoody	—	1,258	1,258	*
Lewis Kramer	1,300	7,161	8,461	*
Robert B. Millard(4)	333,259	21,655	354,914	*
Lloyd W. Newton	—	2,594	2,594	*
Vincent Pagano, Jr.	—	1,503	1,503	*
H. Hugh Shelton	—	4,761	4,761	*
Arthur L. Simon	4,000	10,496	14,496	*
Alan H. Washkowitz	29,898	19,046	48,944	*
John P. White	1,356	16,546	17,902	*
Directors and Executive Officers as a Group (21 persons)	562,020	1,907,559	2,469,579	2.9%

(1)	The number of shares shown includes shares that are individually or jointly owned and over which the individual has either sole or shared investment or voting authority. The shares of our Common Stock directly owned include the number of shares allocated to the accounts of executive officers under our savings plan as follows: Mr. Strianese, 3,068 shares; Mr. D’Ambrosio, 2,283 shares; Mr. Brunson, 4,271 shares; Mr. Kantor, 887 shares; Mr. McNellis, 2,041 shares; and 18,109 shares held by the executive officers as a group.

(2)	Shares that are deemed to be beneficially owned by the individual either by virtue of the individual’s right to acquire the shares upon the exercise of outstanding stock options within 60 days from March 7, 2014 and, in the case of non-employee directors, by virtue of the fact that shares issuable upon termination of board service under outstanding restricted stock unit awards have vested or will vest within 60 days of March 7, 2014.

(3)	In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of the acquisition rights described above. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at March 7, 2014.

(4)	Includes 96,770 shares owned by a charitable foundation of which Mr. Millard and his wife are the sole trustees, and as to which Mr. Millard disclaims beneficial ownership.

*	Share ownership does not exceed one percent, including stock options exercisable within 60 days of March 7, 2014 and, in the case of non-employee directors, shares issuable upon termination of board service under outstanding restricted stock units that have vested or will vest within 60 days of March 7, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis describes L-3’s executive compensation program for the year ended December 31, 2013 (our 2013 fiscal year). This section details the compensation framework applied by the Compensation Committee of our Board of Directors (the “Committee”) in determining the pay levels and programs available to our named executive officers for whom compensation is disclosed in the compensation tables included in the Tabular Executive Compensation Disclosure section of this proxy statement beginning on page 56. Our named executive officers for the 2013 fiscal year are:

•	Michael T. Strianese, Chairman, President and Chief Executive Officer

•	Ralph G. D’Ambrosio, Senior Vice President and Chief Financial Officer

•	Curtis Brunson, Executive Vice President of Corporate Strategy and Development

•	Steve Kantor, Senior Vice President and President of Electronic Systems

•	John C. McNellis, Senior Vice President and President of Aerospace Systems

Company Background, 2013 Operating Environment and 2013 Performance Achievements

Company Background. L-3 is a prime contractor in Intelligence, Surveillance and Reconnaissance (ISR) systems, Command, Control, Communications (C3) systems, platform and logistics solutions for aircraft, maritime vessels and ground vehicles, and national security solutions. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms. Approximately 68% of our consolidated net sales for 2013 were made to the U.S. Department of Defense (the “DoD”). Accordingly, our sales, results of operations and cash flows are highly correlated to DoD budget levels. Additionally, most of our businesses are short-cycle in nature, with programs or contracts that have performance periods of a year or less, and, consequently, changes in business trends immediately affect our sales volume, results of operations and cash flows.

2013 Operating Environment. For the year ended December 31, 2013, L-3 faced one of the most challenging business environments since the Company’s inception. Our performance in 2013 was influenced by the following factors:

•

A 10% decline in the total DoD budget for the U.S. Government fiscal year ended September 30, 2013 as compared to the previous fiscal year, with half of the decline resulting from U.S. Government spending sequestration cuts that became effective on March 1, 2013.

•	The unexpected U.S. Government shutdown from October 1, 2013 to October 16, 2013.

•

The DoD’s efficiency and better buying power initiatives, which have resulted in increased competition and contract turnover, and lower profit margins, especially in our national security solutions business.

•	The continuation of the U.S. military drawdown in Afghanistan.

2013 Performance Achievements. Despite the challenging U.S. defense sector environment, L-3 delivered strong financial performance for 2013, highlighted by the following items:

•

Our diluted earnings per share (“EPS”) and free cash flow (“FCF”) exceeded our financial guidance disclosed to investors in January 2013, even though the DoD budget sequestration cuts and the U.S. Government shutdown were not included in our guidance. Our EPS from continuing operations grew by 7% to $8.54 for 2013, as compared to $8.01 for 2012, while our net cash from operating activities from continuing operations grew by 3% to $1,263 million for 2013, as compared to $1,231 million for 2012.

•	We won new business contracts (revenue arrangements) in all of our end-customer markets and business segments.

•	We grew our international and commercial sales by 11%, increasing these markets to 27% of our 2013 net sales, as compared to 24% of our 2012 net sales.

•

The DoD budget fell by 10% for the U.S. Government fiscal year ended September 30, 2013; however, our 2013 DoD sales only declined by 8% from 2012 to 2013, and our total net sales for 2013 of $12,629 million only declined by 4%.

•	We repurchased $800 million of our common stock and paid dividends of $199 million following our ninth consecutive annual dividend increase, returning $1.0 billion of cash to our shareholders.

•	Our total shareholder return (“TSR”) for 2013 was 43%.

Compensation Philosophy, 2013 Target Pay and 2013 Incentive Plan Payouts

Compensation Philosophy. Our compensation philosophy supports a pay for performance culture. We target base salaries and annual and long-term incentive opportunities to approximate market median compensation levels, subject to adjustments based on experience, performance and other individual factors as described in “Use of Market Data and Competitive Market Positioning” beginning on page 38. The majority of each executive’s target pay is in the form of incentive compensation, which is subject to future performance to have any realizable value. See the information in “Mix of Pay” on page 37.

2013 Target Pay. For 2013, our Chief Executive Officer’s base salary, target annual incentive opportunity (“target bonus”) and grant date target value of long-term incentive awards (collectively, “target pay”) was increased by 7% in the aggregate over 2012 levels. This marks the first increase in target pay for our CEO since 2010, and is intended to reflect his long-term performance, leadership and experience. Total 2013 target pay for our other named executive officers was also increased based on these factors. Following these increases, the target pay for each of our named executive officers in 2013 was within a competitive range of 85% to 115% of market median. For a further discussion, see “Use of Market Data and Competitive Market Positioning” beginning on page 38.

The table below details each named executive officer’s 2013 target pay, and changes in target pay relative to 2012 levels.

	Salary		Target Bonus as % of Salary		Target Value of Long-Term Incentives		Target Pay
Named Executive Officer	($)	(% Change)	(%)	(Change)	($)	(% Change)	($)	(% Change)

Michael T. Strianese	1,350,000	3.8%	150%	-4%	10,000,000	8%	13,375,000	7%
Ralph G. D’Ambrosio	675,000	11.2%	90%	-	2,500,000	25%	3,782,500	20%
Curtis Brunson	625,000	3.0%	90%	-	2,500,000	25%	3,687,500	17%
Steve Kantor	652,000	3.0%	100%	-	1,400,000	8%	2,704,000	5%
John C. McNellis	592,000	3.0%	100%	-	1,500,000	7%	2,684,000	5%

2013 Incentive Plan Payouts. Payouts under our annual incentive plan and our long-term incentive plan performance units are subject to the achievement of pre-established targets. We exceeded our 2013 annual plan targets for EPS and FCF that were established in February 2013. As a result, our annual incentive plan payouts were above target. Our 2013 annual plan targets were consistent with the 2013 financial guidance we disclosed to investors in January 2013. For our long-term performance units that vested on December 31, 2013, we performed above target on EPS, resulting in a 162.42% payout for this measure, but below target on TSR, resulting in a 60.6% payout for this measure. Based on these performance unit achievements, our named executive officers received performance unit payouts that, in the aggregate, were 11% above their target number of shares. For a further discussion, see “Elements of 2013 Target Pay — Annual Incentives” and “Payment of Performance Unit Awards for the 2011-2013 Award Cycle” beginning on page 40 and on page 50, respectively.

*	Actual bonus payouts for the named executive officers under the annual incentive plan ranged from 130% to 138% of target based on individual and company performance. Payouts for Messrs. Kantor and McNellis also reflect the performance of the business groups they manage.

2013 Shareholder Advisory Vote on Executive Compensation (“Say-On-Pay”)

At our 2013 annual shareholders meeting, approximately 93% of the votes cast on our Say-On-Pay proposal were voted in favor of the compensation paid to our named executive officers for 2012. We believe that this strong level of shareholder support demonstrates, among other things, the effectiveness of the substantive changes made to our compensation program over the past two years in response to shareholder feedback. The Committee considers the outcome of Say-On-Pay votes and other shareholder input in making decisions regarding the executive pay program.

Sound Pay Practices

The Committee has adopted a broad range of program changes in response to shareholder feedback that began in connection with our first Say-On-Pay vote in 2011, resulting in an executive pay program that even more strongly supports our pay for performance culture and features corporate governance measures considered by investors to reflect market “best practices.” The table below highlights key features of our executive pay program.

Executive Pay Program Features

Executive Pay Program Includes	•	Emphasis on long-term, performance-based compensation and meaningful stock ownership guidelines to align executive and shareholder interests
	•	Transparent, formulaic incentive plans designed to promote short- and long-term business success
	•	Performance conditions on the Chief Executive Officer’s stock options
	•	Reflects each executive’s individual role and responsibilities
	•	Clawback policy that applies to all incentive compensation, including equity-based awards
	•	Modest perquisites in limited circumstances consistent with competitive practices
	•	Double trigger provisions for severance payable in the event of a change in control
	•	Annual compensation risk assessment to ensure program does not encourage excessive risk-taking
	•	Tally sheet analysis to better understand current and accumulated compensation and benefits
Executive Pay Program	•	Employment agreements
Does Not Include or Prohibits	•	Excise tax gross-ups on severance/change in control payments
	•	Repricing of stock options or other equity-based awards without shareholder approval
	•	Pension plan/SERP credit for years not worked with L-3 or its predecessor companies
	•	Excessive severance or change in control provisions
	•	Payment of dividends on stock options, or on other equity-based awards prior to vesting
	•	Hedging or pledging of L-3 stock by executives, employees and non-employee directors

Program Overview

The table below outlines the principal elements of our executive compensation program. Detailed descriptions of each element of compensation and discussion of how the Committee determined compensation levels for 2013 can be found in the section “Elements of 2013 Target Pay” beginning on page 39.

Determining Executive Compensation

Role of the Compensation Committee. L-3’s executive compensation program is administered by the Committee. The Committee is ultimately responsible for the review and approval of compensation for L-3’s Chief Executive Officer and all executives who directly report to him, including the other named executive officers. Key areas of responsibility for the Committee are described in “The Board of Directors and Certain Governance Matters — Compensation Committee” beginning on page 21.

Role of Management and the Chief Executive Officer. The Company’s human resources, finance and legal departments assist the Committee in the design and development of competitive compensation programs by providing data and analyses to the Committee and Cook & Co., the Committee’s independent compensation consultant, in order to ensure that L-3’s programs and incentives align with and support the Company’s business strategy. Management also recommends incentive plan metrics, performance targets and other plan objectives to be achieved, based on expected Company performance and subject to Committee approval.

On an annual basis, the Chief Executive Officer reviews the performance of those executives who report directly to him, including the other named executive officers, relative to their individual goals and Company performance and submits recommendations to the Committee for proposed base salary adjustments, target bonuses and personal ratings, and grant date target values for long-term incentive awards. The Chief Executive Officer also provides the Committee with an annual assessment of his own performance, but otherwise has no role in determining his own compensation. No other named executive officer participates in the setting of compensation for himself or any other named executive officer.

Role of the Compensation Consultant. The Committee has the sole authority to select, retain, terminate and approve the fees payable to outside consultants to provide it with advice on various aspects of executive compensation design and delivery. The Committee retains Cook & Co. to advise the Committee on executive and non-employee director compensation. For a description of Cook & Co.’s activities for the Committee, see “The Board of Directors and Certain Governance Matters — Compensation Committee — Use of Consultants” beginning on page 22 for additional details.

Mix of Pay

The Committee believes that L-3’s 2013 pay mix strongly supports the Company’s pay for performance culture, as 67% of the Chief Executive Officer’s 2013 target pay is “at risk,” meaning it is contingent upon future performance to have any realizable value. Target pay for 2013 is defined as the sum of (1) annualized base salary as of the end of fiscal year 2013, (2) the target bonus for fiscal year 2013 performance and (3) the grant date target value of long-term incentives awarded in 2013.

Base salary and restricted stock units (“RSUs”) are the only elements of 2013 target pay that are not contingent on future performance to have value (“fixed” pay). However, they both serve to attract and retain top executive talent, and the use of these pay elements is consistent with competitive market practices. As illustrated below, the mix of incentive compensation for our named executive officers is balanced to avoid the risk of emphasizing short-term gains at the expense of long-term performance. The emphasis on long-term incentives demonstrates our strong commitment to the alignment of management and shareholder interests over time.

Use of Market Data and Competitive Market Positioning

Use of Market Data. The Committee believes that the success of our Company is dependent upon its ability to continue to attract and retain high-performing executives. To ensure the comparability of our executive compensation practices and pay levels, the Committee has historically monitored executive pay at leading defense, aerospace and other industrial companies (the “compensation peer group”) with whom L-3 competes for business, executive talent or investor capital. The table below shows the composition of our peer group used to benchmark target pay in 2013, and indicates those companies that were added or removed for 2013 as compared to the peer group used to benchmark target pay in 2012.

2013 Compensation Peer Group

Danaher Corporation	Honeywell International, Inc.	Parker Hannifin Corporation
Eaton Corporation	~~ITT Corporation~~ *	Raytheon Company
General Dynamics Corporation	Leidos Holdings, Inc. (formerly SAIC, Inc.)	Rockwell Collins, Inc.
~~Goodrich Corporation~~ *	Lockheed Martin Corporation	Textron, Inc.
Harris Corporation **	Northrop Grumman Corporation	~~United Technologies Corporation~~ *

*	Removed from the compensation peer group for 2013
**	Added to the compensation peer group for 2013

The Committee evaluates each peer company on an annual basis to determine its continued suitability from a pay benchmarking perspective. The selection criteria examined include:

•

Operational Fit: companies in the same or similar industries with a comparable business mix and client base, and diversified global operations. Due to the limited number of “pure defense” companies of comparable size, the Committee believes that it is appropriate to include other companies in L-3’s compensation peer group that are similar in size and compete with L-3 for executive talent or investor capital.

•

Financial Scope: companies of similar size as measured by annual corporate revenues. Most of the peers fall within a range of one-third to three times the size of L-3, and L-3’s revenues are at or near the median of the compensation peer group. In limited circumstances, we have found it appropriate to include companies with revenues that fall both above and below this range if they are proven competitors for business, executive talent or investor capital.

The peer group used to benchmark target pay in 2013 was established in connection with the Committee’s review of the suitability of the peer group companies conducted in June 2012. At that time, the Committee considered L-3’s projected revenues from continuing operations following the Company’s spin-off of its Engility business units in 2012, as well as a number of business transactions that occurred with respect to the peer group companies. Among other things, ITT separated into three new companies by completing two spin-offs in 2012, which reduced ITT’s revenue size by more than 50%. In addition, two peer companies, Goodrich and United Technologies, merged with one another, materially increasing the size of the resulting entity. In consideration of these changes, the Committee determined to remove ITT, Goodrich and United Technologies from the peer group to be used for 2013, and to add Harris Corporation to the peer group. Harris is a communications and information technology company with business operations that are similar in nature to those of L-3, and with revenues that are smaller than L-3’s, but within the range of at least one-third of L-3’s revenues consistent with the selection criteria described above.

In reviewing competitive compensation levels, the Committee considers compensation peer group data for all named executive officers and, for those named executive officers who are group presidents

(Messrs. Kantor and McNellis), also considers general industry compensation data included in third-party surveys because it believes that including a broader industry group more accurately reflects the labor market for these positions and ensures a meaningful sample size given the revenues of the groups they lead. With respect to compensation decisions made by the Committee for group presidents in 2013, the Committee considered competitive compensation levels based on the average of (1) the compensation peer group data and (2) survey data from the Towers Watson Executive Compensation Database General Industry survey. The survey data is size-adjusted by Cook & Co. to reflect each group’s annual revenues, and is used to provide a supplemental market reference.

Competitive Market Positioning. The Committee’s practice is to make pay decisions regarding the elements of compensation that compose each named executive officer’s target pay (base salary, target bonus and grant date target value of long-term incentives) in February of each fiscal year. As part of its decision-making process, the Committee compares each named executive officer’s target pay for the fiscal year against the market median; however, the Committee does not use market data in isolation in determining pay. Instead, competitive market data serves as one of many considerations used by the Committee in determining base salary adjustments and target pay opportunities for both annual and long-term incentives. The complete list of factors considered by the Committee in making pay determinations is shown below.

Target Pay Determinants

• Positioning to competitive market median	• Long-term financial and individual performance	• Role and responsibilities relative to benchmark
• Competitive mix of fixed and at-risk pay	• Tenure and experience in role	• Internal pay equity
• Competitive mix of cash and equity	• Expected future contributions and market conditions	• Prior year’s compensation levels

For 2013, the target pay for each of our named executive officers was within a competitive range of 85% to 115% of market median.

Elements of 2013 Target Pay

Base Salary

Base salary serves as the foundation of an executive’s compensation and is an important component in L-3’s ability to attract and retain executive talent. On an individual basis, the Committee considers each executive’s role and responsibilities, experience, tenure, business results and individual performance, competitive market pay levels, and internal pay equity considerations in making base salary adjustments. For 2013, the Committee approved base salary increases of 3.8% for Mr. Strianese, and 3.0% for Messrs. Brunson, Kantor and McNellis, to maintain competitive positioning as compared to market levels. The base salary increase for Mr. Strianese was the first such increase for him since 2010. Mr. D’Ambrosio received an adjustment of 11.2% intended to increase his base salary to approach market median levels. All base salary increases for 2013 were made effective on April 1, 2013.

Named Executive Officer	2013 Salary (in thousands)	2012 Salary (in thousands)	Percent Change

Michael T. Strianese	$ 1,350	$ 1,300	3.8%
Ralph G. D’Ambrosio	$ 675	$ 607	11.2%
Curtis Brunson	$ 625	$ 607	3.0%
Steve Kantor	$ 652	$ 633	3.0%
John C. McNellis	$ 592	$ 575	3.0%

Note: Amounts reflect annualized base salary rates in effect at the end of the fiscal years indicated.

Annual Incentives

The annual incentive plan provides senior executives with the opportunity to earn annual cash incentive awards based on corporate, group and individual performance relative to pre-established internal targets. The Committee adopted a formulaic plan design for fiscal 2011 following extensive engagement efforts with investors to enhance the transparency of the relationship between short-term performance achievements and incentive awards earned. The plan design was fully implemented for fiscal 2012, and remained unchanged for fiscal 2013.

Award Determination under Annual Incentive Plan

•	Performance criteria defined at the beginning of the performance period
•	Performance compared to pre-established goals
• •

For corporate named executive officers, financial performance is based on consolidated EPS and FCF results

For group presidents, financial performance is primarily based on the operating income (“OI”) and FCF results for their respective groups, with additional consideration given to consolidated EPS and FCF

•	Individual performance measured based on pre-established goals and assigned specific weighting
•

Payouts can range from 0% to 225% of target bonus based on performance

¡     0% to 200% of target bonus can be earned by the CEO, and the other named executive officers who are not group presidents

¡     For group presidents, up to an additional 25% of the target bonus can be earned based on achievement of organic OI growth

The Committee established the 2013 corporate and group financial targets under the annual incentive plan, as well as individual performance goals and weightings, in February 2013. The corporate financial targets were based on management’s most recent consolidated internal financial plan presented to L-3’s Board of Directors (the “2013 Plan”), which formed the basis for L-3’s financial guidance for 2013 EPS and FCF disclosed to investors in January 2013. The individual group financial targets were based on internal group financial plans that were consistent with the 2013 Plan.

At the time the Committee determined annual incentive plan performance targets, the potential impacts of sequestration were not included because it was believed that sequestration would be avoided. In addition, the 2013 Plan did not contemplate the U.S. Government shutdown that occurred between October 1, 2013 and October 16, 2013. Even though these events had a negative effect on our financial results for 2013 and were not within our senior executives’ control, the Committee determined not to adjust the performance targets or our actual results under the annual incentive plan for 2013, consistent with the formulaic design of the plan.

Based on L-3’s actual 2013 financial performance relative to plan, and on the Committee’s assessment of the named executive officers’ individual performance for 2013, the Committee approved 2013 annual incentive payouts for the named executive officers that were above target based on performance as detailed in the steps below.

STEP 1. Determine target bonus at beginning of fiscal year

Annual incentive plan (“AIP”) target bonuses are set as a percent of base salary in connection with the determination of target pay for each named executive officer. In February 2013, the Committee decreased Mr. Strianese’s target bonus as a percentage of his base salary, from 154% to 150%, to limit the effect of the 3.8% increase in his 2013 base salary on the dollar value of his 2013 target bonus. As a result, the dollar value of Mr. Strianese’s 2013 target bonus increased by 1%, from $2 million in 2012 to $2.025 million in 2013. The 2013 target bonus for each of the other named executive officers was held constant, as a percentage of their respective base salaries, from 2012 levels. The 2013 target bonus for Messrs. D’Ambrosio and Brunson was held constant at 90% of base salary and the target bonus for Messrs. Kantor and McNellis was held constant at 100% of base salary.

Named Executive Officer	2013 Salary (in thousands)	2013 AIP Target Bonus (%)	2013 AIP Target Bonus (in thousands)

Michael T. Strianese	$1,350	150%	$2,025
Ralph G. D’Ambrosio	$675	90%	$608
Curtis Brunson	$625	90%	$563
Steve Kantor	$652	100%	$652
John C. McNellis	$592	100%	$592

STEP 2. Determine the financial rating based on performance for the fiscal year

Financial ratings are based on a weighted-average assessment of L-3’s consolidated performance (or, for group presidents, both L-3’s and their respective group’s performance) relative to pre-established targets for key financial measures. For corporate named executive officers, our annual incentive plan is focused on L-3’s consolidated EPS and FCF performance (with FCF calculated as net cash from operating activities from continuing operations, less capital expenditures, net of dispositions) because we believe that they constitute two of the most important financial measures that create shareholder value. For group presidents, our plan emphasizes the respective group’s OI and FCF performance because we consider them to be important measures that group presidents can directly influence in order to increase L-3’s consolidated EPS and FCF. Our plan also takes into account L-3’s consolidated EPS and FCF results in evaluating group presidents’ financial ratings in order to provide a degree of alignment for group presidents with L-3’s overall performance. The table below provides the relative weightings of these performance measures that are utilized in evaluating each named executive officer’s financial rating. We believe that the weightings appropriately reflect the importance of these measures to our overall financial success.

Corporate Executives		Group Presidents
Financial Measure	Weight	Financial Measure	Weight (by measure)	Weight (corporate/group)		Final Effective Weighting

Consolidated EPS Consolidated FCF	80% 20%	Consolidated EPS Consolidated FCF	80% 20%	}	25%	20% 5%
		Group OI Group FCF	80% 20%	}	75%	60% 15%
Total	100%	Total				100%

Pay for Performance: A financial rating of 100% indicates weighted-average performance at target levels (that is, at plan). Performance that exceeds plan by 15% (or by 25% for group presidents) results in a maximum financial rating of 200%. If performance is below plan by 15% (or by 25% for group presidents), this results in a threshold financial rating of 50%. If performance is below threshold, this results in a financial rating of zero. Performance is interpolated between these points. We believe it is appropriate to consider a wider range of performance at the group level, consistent with the increased range of volatility for group-level financial results as compared to L-3’s consolidated financial results.

Performance Level	Corporate Executives (% of Plan Performance)	Group Presidents (% of Plan Performance)	Financial Rating

Maximum	≥115%	≥125%	200%
Target	100%	100%	100%
Threshold	85%	75%	50%
Below Threshold	<85%	<75%	0%

For purposes of calculating actual financial results under the annual incentive plan, the Committee excludes the effects of pre-established categories of items that it believes are not reflective of operating performance. Accordingly, in February 2013, the Committee determined to exclude the following pre-established categories of adjustments in calculating L-3’s consolidated EPS and FCF under the plan for 2013:

L-3 Consolidated EPS Adjustments	L-3 Consolidated FCF Adjustments

•     Impairment losses on goodwill and other intangible assets, or on debt or equity investments

•     Gains or losses on retirement of debt, or on asset dispositions

•     Extraordinary gains and losses under U.S. generally accepted accounting principles (“GAAP”)

•     Non-cash gains or losses on discontinued operations

•     New accounting standards required to be adopted under GAAP or SEC rules

•     Gains or losses on litigation matters at or exceeding $5 million individually or $25 million in the aggregate

•     Gains or losses related to the resolution of income tax contingencies for business acquisitions which existed at the date of acquisition

•     Discretionary contributions to pension plans that exceed the amount forecasted in L-3’s plan established in February of the fiscal year

•     Premiums and other payments in excess of principal and interest associated with the retirement of debt, including income taxes incurred in connection with the debt retirement

•     Tax payments or benefits associated with gains or losses on business divestitures in determining net cash from operating activities

The group OI and FCF performance targets are subject to adjustment based on acquisitions or dispositions that occur during the fiscal year, or to account for internal realignments that result in business units being transferred from one group to another group during the fiscal year. In addition, the group OI and FCF results reflect adjustments to account for the impact of non-operational items that were not anticipated at the time the group performance targets were established.

Mr. Kantor’s financial rating for 2013 reflects the changes in his group responsibilities that occurred during the fiscal year. In 2013, L-3 took proactive steps to realign businesses to reduce costs and increase operational efficiencies. At the beginning of 2013, the Electronic Systems Group managed by Mr. Kantor did not include a group of business units previously known as the Marine & Power Systems Group (“M&PS”). Effective April 1, 2013, the Electronic Systems Group was realigned to include the M&PS business units. Accordingly, to assess Mr. Kantor’s group financial performance for 2013, the Committee considered the full-year performance of the Electronic Systems Group both excluding and including the M&PS business units, and weighted the performance of each in proportion to the number of months out of the year for which the M&PS business units were managed separately, or together with, the Electronic Systems Group, as applicable.

Each named executive officer’s 2013 financial rating, based on actual performance relative to their performance targets, is set forth in the following table.

2013 Financial Performance Achieved Relative to Plan

Named Executive Officer	Corporate Level Financial Performance						Group Level Financial Performance						Financial Rating
	Earnings Per Share			Free Cash Flow (in millions)			Operating Income (in millions)			Free Cash Flow (in millions)
	Actual	Plan	Weight	Actual	Plan	Weight	Actual	Plan	Weight	Actual	Plan	Weight

Strianese	$8.55	$8.25	80%	$1,066	$1,030	20%	—	—	—	—	—	—	124%
D’Ambrosio	$8.55	$8.25	80%	$1,066	$1,030	20%	—	—	—	—	—	—	124%
Brunson	$8.55	$8.25	80%	$1,066	$1,030	20%	—	—	—	—	—	—	124%
Kantor
ES*	$8.55	$8.25	20%	$1,066	$1,030	5%	$475	$452	15%	$398	$410	4%	117%
ES (M&PS)**							$557	$536	45%	$495	$481	11%
McNellis	$8.55	$8.25	20%	$1,066	$1,030	5%	$504	$468	60%	$473	$440	15%	129%
*	Electronic Systems Group (from January 1, 2013 through December 31, 2013, excluding M&PS business units)
**	Electronic Systems Group (from January 1, 2013 through December 31, 2013, including M&PS business units)

STEP 3. Determine personal rating based on individual performance

Personal ratings are based on the assessment of an executive’s performance relative to pre-determined individual goals. The personal rating can range from 0% to 200% of target. The Chief Executive Officer provides individual performance assessments and recommends personal ratings for the Committee’s consideration for all executives who report directly to him, including the other named executive officers, based on the factors in the table below. The Chief Executive Officer also submits a self-assessment addressing factors listed for him, but makes no recommendation as to his own personal rating. The Committee determines the Chief Executive Officer’s performance rating based on the factors indicated below and following input from the other independent members of the Board of Directors.

Michael T. Strianese	Ralph G. D’Ambrosio	Curtis Brunson	Steve Kantor	John C. McNellis

•    Market positioning

•    Optimizing
operations

•    Internal
collaboration

•    Leadership

•    Enterprise risk management

•    Corporate
governance

•    Succession planning

•    Internal/external communications

•    Board relations

•    Timely and
accurate financial forecasting

•    Management of capital structure, liquidity and capital allocation

•    Internal
management reporting and external financial reporting

•    Internal controls over financial reporting

•    Investor relations

•    Enterprise risk management

•    Mergers, acquisitions and divestitures

•    Tax planning and strategies

•    Business development

•    Strategic customer relationships

•    Guidance of strategic growth pursuits

•    Development of products and services in international markets

•    Research and development

•    Customer service

•    Leadership in engineering and technology initiatives

•    Group financial performance

•    Winning important re-competitions and new business contracts

•    Market share
gains

•    Program performance

•    Cost savings initiatives

•    International expansion

•    Internal collaboration

•    Developing adjacent markets

•    Research and development

•    Group financial performance

•    Winning important re-competitions and new business contracts

•    Market share
gains

•    Program performance

•    Cost savings initiatives

•    International expansion

•    Internal collaboration

•    Developing adjacent markets

•    Research and development

STEP 4. Determine total rating

Each executive’s total rating determines the potential payout under the annual incentive plan and is equal to the weight-adjusted sum of the financial and individual ratings.

	Corporate Executives (weight)	Group Presidents (weight)
Financial Rating	80%	67%
Personal Rating	20%	33%
Total Rating	100%	100%

Annual Incentive Plan Payout Formula	Total Rating = [Financial Rating x Weight] + [Personal Rating x Weight] Annual Incentive Plan Payout ($) = Target Bonus ($) x Total Rating

STEP 5. For Group Presidents, determine organic growth adjustment

For Group Presidents, the final annual incentive payout may be adjusted upwards by up to an additional 25% of their target bonus under the formulaic plan design. This performance modifier is intended to incentivize Group Presidents to drive organic growth in their respective groups as measured by OI. Organic OI growth of 5.0% or above triggers the maximum adjustment of 25% of target bonus. Payouts for organic growth between zero and the maximum level are adjusted based on the graduated scale in the table to the right, with performance interpolated between these points.

Organic Operating Income Growth	Growth Adjustment (% of Target Bonus)
0.0%	0.0%
0.6%	1.5%
1.3%	3.0%
1.9%	6.0%
2.5%	9.0%
3.1%	13.0%
3.8%	17.0%
4.4%	21.0%
≥5.0%	25.0%

For 2013, Mr. McNellis’ group, Integrated Systems Group, achieved organic OI growth of 2.6%. Accordingly, Mr. McNellis was awarded an additional 9.7% of his 2013 target bonus as part of his annual incentive award payout. Mr. Kantor’s group did not achieve organic OI growth for 2013, and, accordingly, he did not receive an OI growth-based adjustment to his annual incentive award payout.

STEP 6. Negative Discretion

Notwithstanding the performance criteria described above, the Committee retains the ability to apply negative discretion to reduce awards that would otherwise be considered “earned” based on the formulaic plan design. For 2013, the Committee did not apply negative discretion with respect to payouts to any named executive officer.

CEO ANNUAL INCENTIVE AWARD CALCULATION: Detailed below are the calculation steps used to determine the Chief Executive Officer’s 2013 annual incentive plan payout.

2013 Annual Incentive Plan Payouts. The table below lists the final 2013 annual incentive plan payments to the named executive officers that were approved by the Committee.

	2013 Formulaic Annual Incentive Plan Payout
Named Executive Officer	2013 AIP Target [Step 1]	Total Rating [Steps 2-4]	Organic Growth Adjustment [Step 5]	2013 AIP Payout [Final Step]

Michael T. Strianese	$2,025,000	134%	N/A	$2,713,500
Ralph G. D’Ambrosio	$607,500	135%	N/A	$820,000
Curtis Brunson	$562,500	137%	N/A	$770,000
Steve Kantor	$652,000	130%	0.0%	$850,000
John C. McNellis	$592,000	138%	9.7%	$875,000

Long-Term Incentives

Long-term incentives are intended to align the interests of the named executive officers with shareholders by linking a meaningful portion of executive pay to shareholder value creation over a multi-year period. Long-term incentives are also provided to drive the performance of our long-term business strategy, engage and retain our key executives, and facilitate ownership of our Common Stock. The table below details the long-term incentive vehicles granted in 2013, and their respective weights as a percentage of the total grant date target value of the long-term incentives awarded. The forms and weightings of the long-term incentives awarded in 2013 are substantially identical to those awarded in 2012.

Long-term Incentive	Weight		Rationale		Performance Criteria & Other Features

Stock Options	30%	• •	Stock price appreciation Stock ownership and capital accumulation	• •	Ultimate value dependent on stock price appreciation Vests ratably over three years and has a 10- year term
				•	Exercise price equal to the closing price of our Common Stock on the date of grant
				•	Grants to the Chief Executive Officer include additional performance vesting conditions as described below under “Stock Options”
RSUs	30%	• •	Retention Stock ownership and capital accumulation	• •	Ultimate value dependent on stock price Vest at the end of three years
Performance Awards	40%	• • •	Stock price appreciation Stock ownership and capital accumulation for performance units Motivates achievement of long-term business strategy	• • •

50% Performance Cash: vests at the
end of a three-year period based
on TSR relative to performance
peer group and is paid in cash

50% Performance Units: vest at the
end of a three-year period based
on EPS performance and are paid
in shares of Common Stock

The actual percentages of the
awards that vest range from 0 to
200% of target, based on
performance

For purposes of allocating the total grant date target value of long-term incentives approved by the Committee in accordance with the weightings listed above, stock options are valued based on their grant date fair value for financial reporting purposes, RSUs are valued based on the total number of units awarded multiplied by the closing price of our Common Stock on the grant date, performance cash is valued based on the target dollar value at the time the award is made, and performance units are valued based on the target number of units awarded multiplied by the closing price of our Common Stock on the grant date.

2013 Grant Date Target Values for Long-Term Incentive Awards. In connection with determining the total grant date target value of the long-term incentives awarded to each named executive officer, the Committee considered the following factors:

•	Competitive market median pay levels in the context of target pay as described in the section “Use of Market Data and Competitive Market Positioning” beginning on page 38;

•	The grant date target value of the prior year’s long-term incentive awards;

•	The long-term performance of the named executive officer;

•	The scope of responsibility of the named executive officer relative to the other participants in the long-term incentive program; and

•	In the case of the named executive officers other than Mr. Strianese, the long-term incentive award recommendation of Mr. Strianese.

For 2013, the grant date target value of long-term incentive awards for our named executive officers was increased 7% to 25% over 2012 levels. These increases, the first since 2010 for our CEO, were intended to reflect the executives’ long-term performance, leadership and experience.

Named Executive Officer	2013 Grant Date Target Value (in thousands)	2012 Grant Date Target Value (in thousands)	Percent Change

Michael T. Strianese	$ 10,000	$ 9,250	8%
Ralph G. D’Ambrosio	$ 2,500	$ 2,000	25%
Curtis Brunson	$ 2,500	$ 2,000	25%
Steve Kantor	$ 1,400	$ 1,300	8%
John C. McNellis	$ 1,500	$ 1,400	7%

Stock Options. Stock options are a regular component of our long-term incentive program. Stock options directly align the long-term interests of our executives with those of shareholders because they provide value only if the price of our Common Stock increases after the options are granted. Stock options are granted with an exercise price equal to the closing price of our Common Stock on the date of grant, vest in equal annual increments over a three-year period and expire ten years from the grant date.

Consistent with the efforts undertaken by the Committee in 2012 to strengthen the performance-based orientation of our executive compensation programs, the Committee determined to add performance-based vesting conditions to the stock options granted to our Chief Executive Officer in 2013. As a result,

•	50% of these stock options would vest only if L-3’s consolidated EPS for the fiscal year ended December 31, 2013 is at least $7.01; and

•	50% of these stock options would vest only if L-3’s consolidated FCF for the fiscal year ended December 31, 2013 is at least $876 million.

In the event that one or both of the performance conditions were not satisfied, the stock options that fail to vest as a result would be forfeited.

The EPS requirement established by the Committee represented the low end of L-3’s 2013 financial guidance disclosed to investors in January 2013, as adjusted by the Committee to reflect the potential adverse impact of sequestration on our 2013 results, and the FCF requirement was intended to be generally consistent with the EPS requirement.

For purposes of evaluating whether the performance conditions have been satisfied, L-3’s consolidated EPS and FCF results for 2013 are required to be calculated on the same basis as the methodology used to determine performance for these measures under L-3’s annual incentive plan. In February 2014, the Committee determined that both the EPS and FCF performance conditions of the stock options granted to Mr. Strianese in 2013 were satisfied.

Performance Awards. The performance awards granted by the Committee in 2013 were equally weighted between performance cash earned on the basis of relative TSR and performance units earned based on cumulative EPS results for the three-year period ending December 31, 2015. The payout ultimately earned can range from zero to 200% of the target amount of cash or stock, in each case based on actual performance relative to the pre-determined goals. The Committee chose relative TSR and cumulative EPS because it believes that they are aligned with shareholder value creation both directly (relative TSR) and indirectly (EPS).

Performance Cash: Relative TSR (50% weighting; denominated and paid in cash)			Performance Units: EPS (50% weighting; denominated and paid in stock)

Level	Relative TSR	Payout*	Level	EPS	Payout*
Maximum	>74th Percentile	200%	Maximum	>$26.61	200%
	63rd Percentile	150%		$25.68	150%
Target	50th Percentile	100%	Target	$24.75	100%
Threshold	40th Percentile	50%	Threshold	$22.89	50%
Below Threshold	<40th Percentile	0%	Below Threshold	<$22.89	0%
*Interim points are interpolated.			*Interim points are interpolated.

While the Committee has elected to use EPS as a performance measure for both the annual incentive plan and the long-term performance awards, the performance requirements under these plans are designed so that the resulting payouts under the plans reflect different and important aspects of Company performance that are not duplicative. Payouts under the annual incentive plan take into account EPS performance for a single fiscal year, while payouts under the long-term performance awards require EPS performance to be sustained and measured over a three-year period. The Committee believes it is appropriate to separately reward annual and long-term EPS performance achievements because of the importance of EPS in creating shareholder value.

Relative Benchmark for the TSR-Based Performance Awards. In 2013, the Committee elected to use the same benchmark, initially developed in 2012, for assessing relative TSR performance. This benchmark consists of a custom peer group (the “performance peer group”) of 15 companies with a sales mix that is heavily weighted towards sales to the DoD and the defense industry, and which include the primary U.S. public company competitors for each of L-3’s reporting segments. The companies in the performance peer group are listed below.

Performance Peer Group

Alliant Techsystems Inc	Harris Corporation	Northrop Grumman Corporation
BAE Systems	Huntington Ingalls Industries, Inc.	Raytheon Company
CACI International Inc	Leidos Holdings, Inc. (formerly SAIC, Inc.)	Rockwell Collins, Inc.
Exelis Inc.	Lockheed Martin Corporation	Textron Inc.
General Dynamics Corporation	ManTech International Corporation	URS Corporation

Targets for 2013 EPS-Based Performance Awards. During February 2013, the time at which the Committee was considering the three-year EPS performance targets to be established for the performance units to be granted in 2013, Congress had not yet authorized or appropriated a DoD budget for the U.S. Government fiscal year ended September 30, 2013. Based on the Obama Administration proposed budget request (which excluded the impending sequestration cuts), DoD budgets were expected to incur year-over-year declines of 5% and 6% for the years ended September 30, 2013 and 2014, followed by a 2% increase for the year ended September 30, 2015. In addition, the sequestration cuts scheduled to become effective on March 1, 2013 would incrementally reduce the annual DoD budgets in the Obama proposed budget request by approximately 8% per year.

Given this outlook, and consistent with the Committee’s approach with respect to the 2012 performance unit awards, the Committee determined that EPS preservation over the three-year period ending December 31, 2015 remained an appropriate basis on which to set the “target” EPS goal for the performance unit awards to be granted in 2013. Accordingly, the Committee set the three-year cumulative EPS target by tripling the projected EPS for 2013 under L-3’s 2013 Plan, which formed the basis for L-3’s 2013 EPS financial guidance disclosed to investors in January 2013. The Committee set the threshold and maximum EPS performance goals under the performance unit awards based on a range of ±7.5% of the target three-year goal. The Committee determined to use this range based on three-year projection scenarios developed by management that addressed, among other things, the projected financial impact to L-3 from the DoD budget sequestration cuts.

For purposes of calculating actual financial results under the performance units, EPS is required to be calculated on the same basis as the methodology used to determine EPS performance under L-3’s annual incentive plan.

RSUs. RSUs are a regular component of our long-term incentive program. The Committee believes that RSUs enhance retention of L-3’s senior executives. The Committee may also make these awards to recognize increased responsibilities or special contributions, to attract new executives, to retain executives or to recognize other special circumstances. RSU grants generally have the following characteristics:

•	automatically convert into shares of our Common Stock on the vesting date;

•	vest three years from the grant date; and

•	accumulate cash dividend equivalents payable in a lump sum contingent upon vesting.

Payment of Performance Unit Awards for the 2011-2013 Award Cycle

At its February 19, 2014 meeting, the Committee reviewed and certified the results for the performance units granted to named executive officers in 2011. Payouts under the 2011 performance units were contingent upon L-3’s EPS growth and relative TSR achievements over the three-year performance period ending December 31, 2013. The Company achieved cumulative EPS of $26.33, resulting in the vesting of 162.42% of the target number of EPS-based performance units originally awarded in 2011. With respect to the performance units based on relative TSR performance, L-3’s TSR was at the 42.12th percentile of the returns of the component companies within the S&P 1500 Aerospace and Defense Index, and, as a result, 60.6% of the target units vested with respect to these awards. The EPS-based performance units earned were paid in shares of Common Stock, and the relative TSR-based performance units earned were paid in cash based on the closing price of our Common Stock at the end of the performance period.

The payout under the EPS-based performance units granted in 2011 was calculated based on adjusted EPS targets that were established by the Committee following the Engility spin-off in fiscal 2012. The original cumulative EPS targets were based on compound annual growth rate goals for the three-year performance period ended December 31, 2013. To determine the revised targets, the Committee recalculated the cumulative EPS targets based on the same compound annual growth rate goals, as adjusted to reflect the fact that EPS results for the second and third year of the award would be based on continuing operations (that is, on a basis that excludes the performance of the Engility business units).

Actual results for the EPS-based performance units granted in 2011 were calculated based on L-3’s consolidated EPS from all operations for 2011 and based on continuing operations for 2012 and 2013. The EPS calculations were subject to the same pre-established categories of adjustments that apply to the calculation of EPS under the annual incentive plan, except that the terms of the 2011 performance units do not provide for any adjustment based on gains or losses related to the resolution of income tax contingencies for business acquisitions which existed at the date of acquisition.

Executive Benefits and Perquisites

Retirement Plans. L-3 provides retirement benefits as part of a competitive compensation package to retain key employees. Plan design and benefit levels of these plans are closely monitored by the Committee and are periodically reviewed to ensure that they are consistent with the pay practices of our compensation peer group. All of L-3’s named executive officers participate in the L-3 Communications Corporation Pension Plan (the “Corporate Plan”), which is a tax qualified defined benefit plan, and in a nonqualified supplemental executive retirement plan (the “Restoration SERP”). The Restoration SERP fills the gap in benefits that are not accrued under the Corporate Plan due to limits imposed by the Internal Revenue Code. The Corporate Pension Plan and Restoration SERP are designed such that the combined annual amount a named executive officer would receive with 30 years of employment by L-3 equals approximately 45% to 55% of their final average cash compensation (base salary and annual incentive payouts). See “2013 Pension Benefits” beginning on page 63 for additional details.

Deferred Compensation Plans. L-3 sponsors two nonqualified deferred compensation plans, the L-3 Communications Corporation Deferred Compensation Plan I and the L-3 Communications Corporation Deferred Compensation Plan II, to a select group of highly compensated executives, including our named executive officers, as a competitive practice. These plans allow for voluntary deferrals by executives, including the named executive officers, of up to 50% of base salary and 100% of annual incentive payouts into an unfunded, nonqualified account. There are no company contributions under these plans, and deferred amounts earn interest at the prime rate.

Employment, Severance and Change in Control Arrangements. L-3 does not have any employment agreements with its named executive officers nor do we have any severance arrangements other than in connection with a change in control. L-3’s named executive officers are covered under the L-3 Change in Control Severance Plan (the “Change in Control Severance Plan”), which provides for specified severance benefits in the event of termination by the Company without cause or by the employee for good reason following a change of control. The purpose of these arrangements is to preserve morale and productivity, and encourage retention, in the face of the disruptive impact of a change in control. Severance benefits under the Change in Control Severance Plan are market competitive and do not provide tax gross-ups. See “Potential Payments Upon Change in Control or Termination of Employment” beginning on page 70 for additional details.

Perquisites. L-3 provides the named executive officers with modest perquisites in limited circumstances consistent with competitive practices. In 2013, the named executive officers were eligible for an annual executive physical, supplemental life insurance and participation in an executive medical plan. We provide our Chief Executive Officer with a car and security driver, and access to L-3’s fractionally-owned aircraft for occasional personal use. Our corporate aircraft policy requires that our Chief Executive Officer reimburse the Company for the incremental costs incurred in connection with his personal use of the aircraft. We also maintain a key employee relocation policy applicable to management employees generally. In 2013, Mr. McNellis moved his principal residence and his relocation expenses were paid and/or reimbursed under this policy. For a further discussion, see Note 5 to the “Summary Compensation Table” beginning on page 56.

Stock Ownership Guidelines and Retention Requirements

L-3’s stock ownership guidelines reflect the Committee’s belief that executives should accumulate a meaningful level of ownership in Company stock to align their interests with those of our shareholders. The Chief Executive Officer is required to maintain a level of ownership that is equivalent in value to at least six times his base salary. Minimum ownership requirements for senior executives, other than the Chief Executive Officer, range from one and a half to three times base salary depending on roles and organizational levels. The Committee reviews progress towards guideline achievement annually. Beginning in 2012, the Committee adopted a retention requirement where each executive subject to stock ownership guidelines is required to retain 75% of net shares (after payment of fees, taxes and exercise prices, if applicable) acquired upon the vesting of stock awards or the exercise of stock options granted on or after August 1, 2007 until the required multiple of base salary is met.

The current stock ownership guidelines for the named executive officers are as follows:

Named Executive Officer	Ownership Guideline (multiple of salary)	Stock Ownership (as of 12/31/2013)	Actual Ownership (multiple of salary)	Subject to Retention Ratio

Michael T. Strianese	6.0	$19,228,593	14.2	No
Ralph G. D’Ambrosio	3.0	3,763,559	5.6	No
Curtis Brunson	3.0	7,470,036	12.0	No
Steve Kantor	3.0	3,110,110	4.8	No
John C. McNellis	3.0	2,519,194	4.3	No

“Stock ownership” is defined to include shares of common stock held outright, shares and share equivalents held in benefit plans, and unvested RSUs. Unvested performance units and unexercised stock options are not included in this calculation.

Compensation Clawback Policy

The Committee adopted a clawback policy in 2012 that allows the Company to recoup and/or cancel any incentive compensation, including equity-based compensation, awarded to executives on or after January 1, 2012 under the following circumstances:

•	The award was predicated upon the achievement of financial results that were subsequently the subject of a material restatement of L-3’s financial statements;

•	The executive’s fraud or willful misconduct was a significant contributing cause to the need for the restatement; and

•	A smaller award would have been earned under the restated financial results.

Subject to the discretion and approval of the Board of Directors, the Company will, to the extent permitted by law, seek to recover the amount of incentive compensation paid or payable to the executive in excess of the amount that would have been paid based on the financial restatement.

Anti-Hedging and Anti-Pledging Policies

In 2012, we adopted a policy that prohibits the hedging of L-3 stock by all executives, employees and non-employee directors. In 2013, we expanded our policy to prohibit pledging of L-3 stock by all such persons.

Compensation Risk Assessment

The Committee reviews and discusses with management, on at least an annual basis, management’s assessment of whether risks arising from the Company’s compensation policies and practices for all employees, including executive officers, are reasonably likely to have a material adverse effect on the Company. As part of the 2013 assessment performed by L-3, the following were determined on a collective basis for L-3 and its subsidiaries:

•	no business unit carries a significant portion of the Company’s risk profile;

•	the Company’s compensation policies and practices are not structured differently from one business unit to another in any material respect;

•	incentive compensation expense is not a significant percentage of the Company’s sales;

•	the Company’s compensation programs do not vary significantly from the overall risk and reward structure of the Company;

•

the Company’s long-term incentive awards are intended to align the interests of the Company’s executives and key employees with those of shareholders by linking a meaningful portion of their compensation to value creation over a multi-year period (and, with respect to senior executives, by utilizing overlapping performance periods and multiple performance measures such as relative TSR and cumulative EPS) to promote sustainable, long-term performance;

•

the Company’s short-term incentive awards are based upon a variety of financial and nonfinancial performance measures, which, in the Company’s view, reward performance without incentivizing inappropriate risk-taking; and

•

the Company has policies and procedures that require compensation programs adopted at the subsidiary and business unit level to be reviewed and approved by senior corporate management to, among other things, ensure that none of the Company’s or its subsidiaries’ compensation programs encourage inappropriate risk-taking.

The Committee has also adopted stock ownership guidelines for our senior executives, including our named executive officers, which are intended to align their long-term interests with those of our shareholders and to encourage a long-term focus in managing the Company. For a further discussion, see “Stock Ownership Guidelines and Retention Requirements” on page 52.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year compensation becomes taxable to the executive, subject to an exception for performance-based compensation that meets specific requirements. The Committee considers the impact of this rule when developing and implementing its executive compensation programs; however, the Committee reserves the right to provide compensation that is not tax deductible if it believes the value in doing so outweighs the value of the lost tax deduction.

We intend that the compensation paid under our annual incentive plan and under our long-term incentive awards qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code. With respect to our annual incentive plan, we established maximum payment levels under the program in February 2013 using an objective formula based on our 2013 operating income. Similarly, with respect to RSUs awarded to our named executive officers in 2013, we included forfeiture conditions that established maximum grant date fair values using an objective formula based on our 2013 free cash flow. These formulas do not establish any entitlement to payments or awards at the calculated levels. The actual payments under our annual incentive plan for 2013 and the actual grant date fair values of RSUs awarded to our named executive officers in 2013 were less than the amounts generated by the applicable formulas.

In 2013, the portion of the base salary paid to Chief Executive Officer in excess of $1 million does not qualify as tax deductible compensation under Section 162(m). However, the Committee believes that the base salary awarded to our Chief Executive Officer in 2013 is appropriate in light of competitive market practices.

Equity Grant Timing

The Committee approves all long-term incentive awards to the named executive officers at in-person or telephonic meetings on an annual basis. We do not time the grant of equity awards, including stock options, to precede the release of non-public information. The Committee makes grants on an annual basis in February. It is the Committee’s general policy to grant long-term incentive awards to the named executive officers either (1) during window periods we establish following quarterly announcements of historical earnings results or (2) at Committee meetings held in connection with or following new hires or promotions. Under the terms of the Amended and Restated 2008 Long-Term Performance Plan, the exercise price of each stock option granted is equal to the fair market value of the underlying Common Stock on the date of grant. The Committee does not grant discounted stock options and does not permit stock option repricing without shareholder approval.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to L-3’s Board of Directors that the Compensation Discussion and Analysis be included in L-3’s proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

In 2013, Robert B. Millard (Chairman), Lewis Kramer and Alan H. Washkowitz served as members of the Compensation Committee. In addition, Lloyd W. Newton has served as a member of the Compensation Committee since April 30, 2013 and John P. White served as a member of the Compensation Committee until April 30, 2013.

Robert B. Millard (Chairman)

Lewis Kramer

Lloyd W. Newton

Alan H. Washkowitz

John P. White

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our Chairman, President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, and each of our three other most highly compensated executive officers serving at fiscal year end. These officers are collectively referred to as the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total(6) ($)
Michael T. Strianese	2013	1,311,538	–	4,999,995	2,999,996	2,713,500	–	99,583	12,124,612
(Chairman, President and Chief Executive Officer and Director)	2012	1,300,000	–	4,624,997	2,775,003	2,500,000	3,603,420	99,632	14,903,052
	2011	1,300,000	2,500,000	6,080,468	3,699,993	–	2,975,928	106,238	16,662,627

Ralph G. D’Ambrosio	2013	645,019	–	1,250,018	749,999	820,000	–	34,810	3,499,846
(Senior Vice President and Chief Financial Officer)	2012	603,250	250,000	999,965	599,996	750,000	640,350	34,610	3,878,171
	2011	587,815	630,000	1,183,280	720,004	–	388,722	35,386	3,545,207

Curtis Brunson	2013	608,481	–	1,250,018	749,999	770,000	64,723	52,406	3,495,627
(Executive Vice President of Corporate Strategy and Development)	2012	603,250	–	999,965	599,996	725,000	500,836	87,177	3,516,224
	2011	586,092	630,000	1,248,978	760,003	–	442,159	91,714	3,758,946

Steve Kantor	2013	634,712	–	700,007	419,997	850,000	261,404	42,238	2,908,358
(Senior Vice President and President of Electronic Systems)	2012	629,250	250,000	649,999	390,002	700,000	488,608	77,692	3,185,551
	2011	613,569	650,000	854,611	520,007	–	453,351	71,702	3,163,240

John C. McNellis	2013	576,365	–	749,980	450,004	875,000	186,530	215,486	3,053,365
(Senior Vice President and President of Aerospace Systems)(7)	2012	562,500	–	700,004	419,999	975,000	373,502	56,296	3,087,301

(1)	The 2013 and 2012 annual incentive awards were calculated under a formula-based approach that was established at the beginning of the year and, accordingly, are reported in the Non-Equity Incentive Plan Compensation column. Amounts reported as Bonus in 2012 represent discretionary bonuses paid for 2012 performance. The 2011 annual incentive awards are reported in the Bonus column, even though they were determined by reference to a formula-based approach, because this approach was not in place at the beginning of 2011. All amounts are reported for the fiscal year in which the related services are rendered, although the actual payments are made in the following year. For a further discussion, see “Compensation Discussion and Analysis — Elements of 2013 Target Pay — Annual Incentives” beginning on page 40.

(2)	Represents the grant date fair value of RSUs and performance units granted in 2013, 2012 and 2011, which is calculated in accordance with the accounting standards for share-based compensation. The grant date fair value of RSUs and performance units whose performance targets are based on EPS is calculated using L-3’s stock price on the date of grant. See Note 18 to the audited consolidated financial statements included in L-3’s 2013 Annual Report on Form 10-K for a discussion of the assumptions used in calculating the grant date fair value of performance units granted in 2011 whose performance targets were based on TSR. The Company did not award any performance units based on TSR in 2013 and 2012. Instead, in 2013 and 2012 the Company granted three-year performance awards based on TSR that are denominated and payable in cash and, accordingly, are not considered Stock Awards for purposes of the Summary Compensation Table. These awards will be reported, to the extent any amounts are earned under the awards, in the Non-Equity Incentive Plan column for the fiscal year in which the performance period ends. For a discussion of the general terms of RSUs and performance awards, see “Compensation Discussion and Analysis — Elements of 2013 Target Pay — Long-Term Incentives” beginning on page 47. The RSUs granted in 2013 are subject to forfeiture conditions based on L-3’s 2013 free cash flow. For a further discussion of these conditions, see Note 4 to the “2013 Grants of Plan-Based Awards” table beginning on page 58.

The grant date fair value of the performance units is based upon the probable outcome of the performance conditions of the awards on the date of grant. The grant date fair value of the EPS-based performance units granted in 2013, 2012 and 2011 assumes that the Target level of performance is achieved. The grant date fair value of the TSR-based performance units granted in 2011 represents an expected outcome of performance based on a binomial valuation technique. The following table provides the value of the performance units granted in 2013 as of their grant date assuming the Target and Maximum levels of performance are achieved:

Name	2013 Target(a) ($)	2013 Maximum ($)
Michael T. Strianese	1,999,998	3,999,996
Ralph G. D’Ambrosio	500,038	1,000,076
Curtis Brunson	500,038	1,000,076
Steve Kantor	279,972	559,944
John C. McNellis	299,992	599,984

(a)	Represents the grant date fair value of the performance units included in the Stock Awards column of the Summary Compensation Table above.

(3)	Represents the grant date fair value calculated in accordance with the accounting standards for share-based compensation for stock options granted in 2013, 2012 and 2011. See Note 18 to the audited consolidated financial statements included in L-3’s 2013 Annual Report on Form 10-K for a discussion of the assumptions used in calculating equity compensation expense in connection with these stock options. For a discussion of the general terms of our stock options, see “Compensation Discussion and Analysis — Elements of 2013 Target Pay — Long-Term Incentives — Stock Options” beginning on page 48.

(4)	Represents the increase in the actuarial present value of defined benefit plans and also includes above-market interest earned on deferred compensation balances. Actuarial present value computations are based on assumptions discussed in Note 20 to the audited consolidated financial statements included in L-3’s 2013 Annual Report filed on Form 10-K.

For 2013, Messrs. Strianese and D’Ambrosio experienced losses of $556,460 and $81,454 in the actuarial value of their defined benefit plans. Accordingly, for Messrs. Strianese and D’Ambrosio, the increase in actuarial present value of defined benefit plans for 2013 is reflected in this column as $0.

None of the named executive officers earned above-market interest on deferred compensation balances for 2013 other than Messrs. Brunson and McNellis. For 2013, the amounts reported in this column for Messrs. Brunson and McNellis reflect increases of $63,902 and $186,160, respectively, in the actuarial present value of defined benefit plans, and $821 and $370 in above-market interest earned on deferred compensation balances, respectively.

(5)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table above for 2013.

Name	Employer Contribution to Employee Savings Plan ($)	Life Insurance(a) ($)	Medical Insurance Benefits(b) ($)	Other ($)		Total ($)
Michael T. Strianese(c)	15,700	28,380	10,388	45,115	(d)	99,583
Ralph G. D’Ambrosio	10,200	12,144	12,466	–		34,810
Curtis Brunson	15,700	26,318	10,388	–		52,406
Steve Kantor	15,700	16,150	10,388	–		42,238
John C. McNellis	15,700	28,330	12,466	158,990	(e)	215,486

(a)	Represents payments of premiums for executive and group term life insurance.

(b)	Represents payments of premiums for a Company-provided executive medical reimbursement plan.

(c)	Mr. Strianese has access to L-3’s fractionally-owned aircraft for occasional personal use. Mr. Strianese is required to and has reimbursed L-3 for all incremental costs incurred by L-3 in connection with his personal use of the aircraft.

(d)	Represents incremental costs associated with the use of a Company car, which include the monthly lease payments, maintenance, gas, tolls, parking and all other costs associated with the car.

(e)	Represents payments for relocation expenses. Consistent with our key employee relocation policy applicable to management employees generally, the amount includes a gross-up payment of $12,250 related to the portion of the relocation expenses treated as taxable compensation, in order to make the relocation tax neutral to the employee.

(6)	The amounts reported in this column for Messrs. Strianese and D’Ambrosio for 2013 do not reflect losses in the actuarial value of defined benefit plans disclosed in Note 4 above. If these losses were taken into account, the amounts that would have been reported in this column for Messrs. Strianese and D’Ambrosio for 2013 would have been $11,568,152 and $3,418,392, respectively.

(7)	Mr. McNellis was not considered a named executive officer prior to the 2012 fiscal year.

2013 Grants of Plan-Based Awards

The following table provides information regarding: (1) annual non-equity incentive awards and three-year performance cash awards under the L-3 Communications Holdings, Inc. 2012 Cash Incentive Plan, and (2) performance units, RSUs and stock options under the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan. Plan-based awards are generally granted to the named executive officers on an annual basis in February.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael T. Strianese	AIP(1)	2/20/13	—	2,025,000	4,050,000
	PCA(2)	2/20/13	1,000,000	2,000,000	4,000,000
	PU(3)	2/20/13				12,987	25,974	51,948			1,999,998
	RSU(4)	2/20/13				—	38,961	38,961			2,999,997
	Option(5)	2/20/13				124,172	248,344	248,344		77.00	2,999,996

Ralph G. D’Ambrosio	AIP(1)	2/20/13	—	607,500	1,215,000
	PCA(2)	2/20/13	250,000	500,000	1,000,000
	PU(3)	2/20/13				3,247	6,494	12,988			500,038
	RSU(4)	2/20/13				—	9,740	9,740			749,980
	Option(5)	2/20/13							62,086	77.00	749,999

Curtis Brunson	AIP(1)	2/20/13	—	562,500	1,125,000
	PCA(2)	2/20/13	250,000	500,000	1,000,000
	PU(3)	2/20/13				3,247	6,494	12,988			500,038
	RSU(4)	2/20/13				—	9,740	9,740			749,980
	Option(5)	2/20/13							62,086	77.00	749,999

Steve Kantor	AIP(1)	2/20/13	—	652,000	1,467,000
	PCA(2)	2/20/13	140,000	280,000	560,000
	PU(3)	2/20/13				1,818	3,636	7,272			279,972
	RSU(4)	2/20/13				—	5,455	5,455			420,035
	Option(5)	2/20/13							34,768	77.00	419,997

John C. McNellis	AIP(1)	2/20/13	—	592,000	1,332,000
	PCA(2)	2/20/13	150,000	300,000	600,000
	PU(3)	2/20/13				1,948	3,896	7,792			299,992
	RSU(4)	2/20/13				—	5,844	5,844			449,988
	Option(5)	2/20/13							37,252	77.00	450,004

(1)	Represents the Threshold, Target and Maximum cash payout opportunities for fiscal 2013 under the 2013 annual incentive plan, which were established by the Compensation Committee in February of 2013. For a further discussion of the payout opportunities, see “Compensation Discussion and Analysis — Elements of 2013 Target Pay — Annual Incentives” beginning on page 40.

(2)	Represents long-term performance cash awards granted to the named executive officers. The final value of each award will vary based upon L-3’s relative TSR achieved over the three-year performance period beginning January 1, 2013 and ending December 31, 2015 in relation to performance goals established by the Compensation Committee in February 2013. The amounts disclosed in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns represent the amounts of cash to be paid assuming achievement of the specific Threshold, Target or Maximum levels of performance established by the Compensation Committee for these awards over the performance period. See “Compensation Discussion and Analysis — Elements of 2013 Target Pay — Long-Term Incentives — Performance Awards” beginning on page 49 for a further discussion of the performance cash awards. See “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 71 for a discussion concerning the effect of a change in control or termination of employment on outstanding performance cash awards.

(3)

Represents performance units granted to the named executive officers, which are payable in shares of our Common Stock at the end of the performance period. The final number of shares of our Common Stock issuable for each unit will vary based upon L-3’s EPS achieved over the three-year performance period beginning January 1, 2013 and ending December 31, 2015 in relation to performance goals established by the Compensation Committee in February 2013. The amounts disclosed in the Estimated Future Payouts Under Equity Incentive Plan Awards columns represent the shares of our Common Stock issuable assuming achievement of the specific Threshold, Target or Maximum levels of performance established by the Compensation Committee for these units over the performance period. See “Compensation Discussion and Analysis — Elements of 2013

Target Pay — Long-Term Incentives — Performance Awards” beginning on page 49 for a further discussion of the performance units. See “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 71 for a discussion concerning the effect of a change in control or termination of employment on outstanding performance units. The amounts disclosed in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair values of the performance unit awards assuming that the Target level of performance for the awards is achieved, as calculated in accordance with the accounting standards for share-based compensation.

(4)	Represents RSUs granted to the named executive officers, which vest three years after the grant date and are subject to forfeiture conditions based on a grant date fair value limit equal to 0.5% of L-3’s 2013 free cash flow (or 1.0% of L-3’s 2013 free cash flow, in the case of the RSUs granted to Mr. Strianese). If the grant date fair value of an executive’s RSUs award exceeds the applicable limit, then the portion of the executive’s award exceeding this limit is forfeited. The Threshold level of performance reported in table above assumes that L-3’s 2013 free cash flow is negative, resulting in the forfeiture of all RSUs. The Target and Maximum levels of performance reported in table above assume that L-3’s 2013 free cash flow is sufficient to avoid any forfeiture of the RSUs. The calculation of free cash flow under these awards is identical to the calculation under the 2013 annual incentive plan. The amounts disclosed in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair values of the RSU awards assuming that L-3’s 2013 free cash flow is sufficient to avoid any forfeiture of the awards, as calculated in accordance with the accounting standards for share-based compensation. For a discussion of the free cash flow calculation, see “Compensation Discussion and Analysis — Elements of 2013 Target Pay — Annual Incentives” beginning on page 40. For a further discussion of our RSUs, see “Compensation Discussion and Analysis — Elements of 2013 Target Pay — Long-Term Incentives — RSUs” on page 50. For a discussion concerning the effect of a change in control or termination of employment on outstanding RSUs, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 71.

(5)	Represents stock options granted to the named executive officers. The awards had an exercise price equal to the closing price of our Common Stock on the grant date, and provide value to the recipient only if the price of our Common Stock increases after the grant date. Stock options have a term of ten years and vest in equal, annual increments over a three-year period starting with the first anniversary of the grant date and, in the case of the options granted to Mr. Strianese, are also subject to two separate vesting conditions based on L-3’s 2013 financial performance. With regard to the options granted to Mr. Strianese, the Threshold level of performance reported in table above assumes the satisfaction of only one of the financial performance conditions, while the Target and Maximum levels of performance reported in table above assume the satisfaction of both financial performance conditions. The amounts disclosed in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair values of the option awards, as calculated in accordance with the accounting standards for share-based compensation. With regard to the options granted to Mr. Strianese, the amount disclosed in the Grant Date Fair Value of Stock and Option Awards column assumes that both of the financial performance conditions of his award are satisfied. For a further discussion of the stock options, see “Compensation Discussion and Analysis — Elements of 2013 Target Pay — Long-Term Incentives — Stock Options” beginning on page 48. For a discussion concerning the effect of a change in control or termination of employment on outstanding stock option awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 71.

Outstanding Equity Awards at Fiscal Year End 2013

The following table provides information with respect to holdings of exercisable and unexercisable stock options, and unvested and (as applicable) unearned RSUs and performance units held by the named executive officers at December 31, 2013.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price(1) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)(5) (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
Michael T. Strianese	2/20/13	—	248,344	77.00	2/20/23	38,961	4,163,372	51,948	5,551,164
	2/22/12	85,509	171,019	67.49	2/22/22	41,121	4,394,190	54,828	5,858,920
	2/24/11	165,343	82,672	76.82	2/24/21	36,125	3,860,318
	2/23/10	208,961	—	86.41	2/23/20
	7/28/09	247,484	—	70.53	7/28/19
	7/29/08	183,981	—	92.31	7/29/18
	8/1/07	95,511	—	95.42	8/1/17
	11/6/06	104,367	—	77.03	11/6/16
	8/2/06	54,367	—	69.18	8/2/16

Ralph G. D’Ambrosio	2/20/13	—	62,086	77.00	2/20/23	9,740	1,040,816	12,988	1,387,898
	2/22/12	18,487	36,978	67.49	2/22/22	8,891	950,092	11,854	1,266,718
	2/24/11	32,174	16,088	76.82	2/24/21	7,030	751,226
	2/23/10	36,144	—	86.41	2/23/20
	7/28/09	36,768	—	70.53	7/28/19
	7/29/08	26,760	—	92.31	7/29/18
	8/1/07	13,892	—	95.42	8/1/17

Curtis Brunson	2/20/13	—	62,086	77.00	2/20/23	9,740	1,040,816	12,988	1,387,898
	2/22/12	18,487	36,978	67.49	2/22/22			11,854	1,266,711
	2/24/11	33,961	16,983	76.82	2/24/21
	2/23/10	33,886	—	86.41	2/23/20
	8/1/07	12,155	—	95.42	8/1/17

Steve Kantor	2/20/13	—	34,768	77.00	2/20/23	5,455	582,921	7,272	777,086
	2/22/12	12,016	24,036	67.49	2/22/22			7,706	823,463
	2/24/11	23,237	11,619	76.82	2/24/21
	4/27/10	7,512	—	89.90	4/27/20
	2/23/10	19,201	—	86.41	2/23/20
	8/1/07	7,815	—	95.42	8/1/17

John C. McNellis	2/20/13	—	37,252	77.00	2/20/23	5,844	624,490	7,792	832,654
	2/22/12	—	25,884	67.49	2/22/22	6,223	664,990	8,298	886,724
	2/24/11	—	11,619	76.82	2/24/21	5,077	542,528

(1)	In connection with our spin-off of Engility Holdings, Inc. on July 17, 2012, the number of shares subject to outstanding option and stock awards, and the exercise price for the option awards, were adjusted to maintain the intrinsic value of each award as required pursuant to the terms of the stock-based compensation plans under which they were issued. Accordingly, the number of shares subject to option and stock awards outstanding at the time of the spin-off were converted using a multiplier of 1.043678, and the exercise price for the option awards were converted using the inverse of the multiplier. The awards otherwise retained the original terms and conditions after conversion, except in the case of financial performance conditions, which were adjusted to reflect the spin-off. See “Compensation Discussion and Analysis — Payment of Performance Unit Awards for the 2011-2013 Award Cycle” beginning on page 50.

(2)	Stock options vest in equal, annual increments over a three-year period starting with the first anniversary of the grant date and, in the case of the options granted to Mr. Strianese in 2011 and subsequent years, are also subject to performance-based vesting conditions that have been fully satisfied. For a further discussion, see “Compensation Discussion and Analysis — Elements of 2013 Target Pay — Long-Term Incentives — Stock Options” beginning on page 48. For a discussion concerning the effect of a change in control or termination of employment on outstanding stock option awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 71.

(3)

Represents RSUs, which vest three years after the grant date and, in the case of RSUs granted in 2013, are subject to forfeiture conditions based on L-3’s 2013 free cash flow. Our free cash flow for 2013 was sufficient to avoid any forfeiture of the RSUs.

For a further discussion of the forfeiture conditions, see Note 4 to the “2013 Grants of Plan-Based Awards” table beginning on page 58. On the vesting date, each RSU automatically converts into the right to receive one share of our Common Stock. For a discussion concerning the effect of a change in control or termination of employment on outstanding RSU awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 71. For a further discussion concerning the effect of retirement eligibility on outstanding RSU awards, see Note 2 to the “2013 Option Exercises and Stock Vested” table on page 62.

(4)	The market value is based on the closing price of our Common Stock on December 31, 2013, the last trading day of 2013, of $106.86, multiplied by the number of shares or units.

(5)	Reflects the number of shares of our Common Stock issuable under performance units granted in 2012 and 2013 assuming achievement of the Maximum level of performance for these units. The Maximum level of performance is reported for the performance units granted in 2013 because the Company’s performance from the beginning of the applicable performance period (January 1, 2013) through December 31, 2013, measured against the applicable performance goals, exceeded the Target level of performance. Similarly, the Maximum level of performance is reported for the performance units granted in 2012 because the Company’s performance from the beginning of the applicable performance period (January 1, 2012) through December 31, 2013, measured against the applicable performance goals, exceeded the Target level of performance. For a further discussion of our performance units, see “Compensation Discussion and Analysis — Elements of 2013 Target Pay — Long-Term Incentives — Performance Awards” beginning on page 49. For a discussion concerning the effect of a change in control or termination of employment on performance unit awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 71.

2013 Option Exercises and Stock Vested

The following table provides information regarding the exercise of stock options and vesting of RSUs and performance units held by our named executive officers during the year ended December 31, 2013. The shares and cash consideration underlying the performance units vested on December 31, 2013 and were delivered and paid in February 2014. For a further discussion, see “Compensation Discussion and Analysis – Payment of Performance Unit Awards for the 2011-2013 Award Cycle” beginning on page 50.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Michael T. Strianese	112,620	2,048,390	72,398	6,773,599
Ralph G. D’Ambrosio	14,612	325,516	13,394	1,264,759
Curtis Brunson	123,758	2,439,253	17,165	1,567,704
Steve Kantor	68,131	1,338,664	11,438	1,049,067
John C. McNellis	122,279	2,015,127	9,653	911,836

(1)	Value realized on exercise is based on the difference between the aggregate exercise price and the fair market value of the shares acquired at the time of exercise.

(2)	The following table provides additional information regarding the Number of Shares Acquired on Vesting.

Name	Award Type	Vesting Date	Number of Shares Acquired on Vesting (#)
Michael T. Strianese	Restricted Stock Units	2/23/13	32,116
	EPS-Based Performance Units	12/31/13	29,336
	TSR-Based Performance Units	12/31/13	10,946	(a)

Ralph G. D’Ambrosio	Restricted Stock Units	2/23/13	5,555
	EPS-Based Performance Units	12/31/13	5,709
	TSR-Based Performance Units	12/31/13	2,130	(a)

Curtis Brunson	Restricted Stock Units	2/22/13	8,891	(b)
	EPS-Based Performance Units	12/31/13	6,026
	TSR-Based Performance Units	12/31/13	2,248	(a)

Steve Kantor	Restricted Stock Units	2/22/13	5,778	(b)
	EPS-Based Performance Units	12/31/13	4,122
	TSR-Based Performance Units	12/31/13	1,538	(a)

John C. McNellis	Restricted Stock Units	2/23/13	3,993
	EPS-Based Performance Units	12/31/13	4,122
	TSR-Based Performance Units	12/31/13	1,538	(a)

(a)	Represents shares payable in cash based on the closing price of our Common Stock on the vesting date, which was $106.86 per share.

(b)	On February 22, 2013, Messrs. Brunson and Kantor became eligible for qualified retirement under the terms of RSUs granted on February 22, 2012. Accordingly, the shares underlying their RSU awards are deemed to have vested on February 22, 2013. However, in accordance with the terms of the RSUs, these shares will not be delivered until February 22, 2015 unless accelerated due to death, disability or a change in control. For a further discussion, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 71. For information regarding shares delivered to Messrs. Brunson and Kantor in 2013 in respect of RSUs deemed to have vested in prior years, see “— 2013 Nonqualified Deferred Compensation” on page 68.

(3)	Value realized on vesting is based on the fair market value of the shares at the time of vesting and includes the value of payments in lieu of fractional shares. The amounts in this column do not include accrued cash dividends realized on vesting.

2013 Pension Benefits

The following table provides information regarding the pension benefits for our named executive officers under L-3’s tax-qualified and supplemental plans. The named executive officers participate in multiple tax-qualified or supplemental pension plans. The purpose of each plan is to provide the named executive officers retirement benefits as part of their overall compensation package. The material terms of the plans are described following the table.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit(1) ($)		Payments During Last Fiscal Year ($)
Michael T. Strianese(2)	L-3 Communications	23.17	(3)	781,187	(4)	—
	Corporation Pension Plan

	L-3 Communications	23.17	(3)	12,351,681	(4)	—
	Corporation Supplemental
	Executive Retirement Plan

Ralph G. D’Ambrosio(5)	L-3 Communications	16.42		307,926		—
	Corporation Pension Plan

	L-3 Communications	16.42		1,423,220		—
	Corporation Supplemental
	Executive Retirement Plan

Curtis Brunson(6)	L-3 Communication	31.58	(3)	545,712	(7)	—
	Systems — West Retirement Plan

	L-3 Communications	6.92		323,278		—
	Corporation Pension Plan

	L-3 Communications	38.50	(3)	1,753,864	(7)	—
	Corporation Supplemental
	Executive Retirement Plan

Steve Kantor(6)	L-3 Communications	11.00		476,720		—
	Corporation Pension Plan

	L-3 Communications	11.00		2,077,729		—
	Corporation Supplemental
	Executive Retirement Plan

John C. McNellis(2)	L-3 Link Simulation and	5.42		130,221		—
	Training Retirement Plan

	L-3 Communications	5.08		201,909		—
	Corporation Pension Plan

	L-3 Communications	10.50		995,165		—
	Corporation Supplemental
	Executive Retirement Plan

(1)	The present values of the accumulated benefits in the table above were determined using the same assumptions that were used by L-3 as of December 31, 2013 for financial reporting purposes, including a 5.1% discount rate and post-retirement mortality in accordance with the RP-2000 Annuitant Mortality table with static projection to 2020. We used age 65, the normal retirement age under the pension plans and the supplemental executive retirement plan (or current age, if greater), to determine the present value of the accumulated benefits in the table. For the other assumptions used in calculating the present value of the accumulated benefits, see Note 20 to the audited consolidated financial statements included in L-3’s 2013 Annual Report on Form 10-K.

(2)	Messrs. Strianese and McNellis are eligible for early retirement under the retirement plans in which they participate.

(3)	L-3 was formed in 1997 through the acquisition of ten pre-existing business units from Lockheed Martin Corporation. In connection with the acquisition, L-3 hired the employees of these business units and acquired their associated pension plan assets, subject to the obligation to provide these employees with credit for the years of service that they had previously accrued under the pension plans. Accordingly, the years of credited service reflected for Messrs. Strianese and Brunson in the table above include 6.50 and 21.75 years of service, respectively, that had been accrued by them as employees of these business units or their predecessors at the time of L-3’s formation.

(4)	The present value of the benefits reported for Mr. Strianese that are attributable to his years of service to predecessors as described in Note 3 above is $219,150 with respect to the L-3 Communications Corporation Pension Plan and $3,465,081 with respect to the L-3 Communications Corporation Supplemental Executive Retirement Plan (the “Restoration SERP”).

(5)	Mr. D’Ambrosio has not yet met the eligibility requirements for early retirement under the retirement plans in which he participates because he has not attained age 55.

(6)	Messrs. Brunson and Kantor are eligible for retirement under the retirement plans in which they participate.

(7)	The present value of the benefits reported for Mr. Brunson that are attributable to his years of service to predecessors as described in Note 3 above is $375,847 with respect to the L-3 Communication Systems — West Retirement Plan and $266,594 with respect to the Restoration SERP.

The present value of the accumulated benefits for each of the named executives shown in the table above reflects the present value of the benefits earned under each of the pension plans as of December 31, 2013. The pension benefits that are the basis for the present values of the accumulated benefits shown are calculated based on all years of creditable service with L-3 and its predecessor companies under each of the plans as of December 31, 2013.

A more complete discussion of the material factors useful to an understanding of each plan is presented below.

Tax-Qualified Pension Plans

L-3 Communications Corporation Pension Plan

Eligibility	Employees were eligible to participate in the plan after one year of service and upon attaining 21 years of age. Employees hired on or after January 1, 2007 are not eligible to participate in the plan.

Vesting	Participants are fully vested after five years of service, and there is no partial vesting.

Availability of Early Retirement Benefits	Participants are eligible for early retirement benefits after age 55, if they have ten years of eligibility service.

Earnings	Earnings are defined as base pay, overtime, commissions and performance-based cash bonuses (excluding long-term incentive awards payable in cash) and are limited to the IRS earnings limit of $255,000 in 2013 and $260,000 in 2014.

Final Average Earnings (“FAE”)	FAE is equal to the average of the participant’s earnings for the five calendar years during the ten calendar years prior to date of termination that result in the highest average earnings amount.

Social Security Wage Base	The wage level at which social security tax is applied for a given year.

Covered Compensation	Covered Compensation is the average of the Social Security Wage Bases for 35 calendar years ending with the year the participant attains Social Security retirement age; however, upon separation from service, Covered Compensation is determined as of the date of separation.

Benefit Plan Formula	The annual pension benefit is equal to 1.5% of FAE up to Covered Compensation, plus 1.75% of FAE in excess of Covered Compensation, for each plan year (partial and completed months) of accrual service.

Early Retirement Reduction Factors	For those participants who are eligible to retire early, the reduction factor is 1/180 for each of the first 60 months prior to age 65 and 1/360 for each of the next 60 months.

Payment Options	The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options, period-certain options and a level income option.

L-3 Communication Systems — West Retirement Plan

Eligibility	Employees were eligible to participate in the plan if they were participants in the Lockheed Martin Tactical Defense Systems Retirement Plan on April 30, 1997 and became employees of L-3 Communication Systems-West on May 1, 1997.

Vesting	Participants are fully vested after five years of service, and there is no partial vesting.

Availability of Early Retirement Benefits	Participants are eligible for early retirement benefits after age 55, if they have five years of eligibility service.

Earnings	Earnings are defined as regular pay plus overtime, commissions, performance-based cash bonuses (excluding long-term incentive awards payable in cash) and fringe benefits and are limited to the IRS earnings limit of $230,000 in 2013 and $240,000 in 2014.

Final Average Earnings (FAE)	FAE is used in calculating the benefit accrued prior to January 1, 1991 and is equal to the average of the participant’s earnings for the 60 consecutive months during the 120 consecutive months prior to January 1, 1991 that result in the highest average earnings amount.

Social Security Wage Base	The wage level at which social security tax is applied for a given year.

Final Average Social Security Wage Base (“FASS”)	FASS is equal to the average of the Social Security Wage Bases (determined at the start of each plan year) for the last five consecutive years prior to termination; however, the FASS for the five years prior to January 1, 1991 is $46,020.

Benefit Plan Formula	The annual pension benefit is equal to the sum of: (a) (1) 1% of pre-1991 FAE up to 50% of the pre-1991 FASS plus 1.35% of pre-1991 FAE in excess of the pre-1991 FASS, multiplied by (2) years of accrual service as of December 31, 1990 and (b) for each year of accrual service after January 1, 1991, 1% of Earnings for the year up to 50% of the FASS for the year plus 1.35% of Earnings for the year in excess of 50% of the FASS for the year.

Early Retirement Reduction Factors	For those participants who are eligible to retire early, the reduction factor is 6% for each year prior to age 65, or age 62 for a participant with 20 years or more of vesting service.

Payment Options	The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options, period-certain options and a level income option.

L-3 Link Simulation and Training Retirement Plan

Eligibility	Employees were eligible to participate in the plan if (a) they participated in a specific component of the Raytheon Pension Plan on February 10, 2000 and became employees of L-3 Link Simulation and Training on February 11, 2000, (b) they were an employee of Raytheon on February 10, 2000, became a full-time employee of L-3 Link Simulation and Training after February 11, 2000 but on or before August 31, 2000 or (c) they were hired before January 1, 2007 in a pension eligible organization and have met the one year of service requirement to participate in the plan.

Vesting	Participants are fully vested after five years of vesting service or attainment of age 65, and there is no partial vesting.

Availability of Early Retirement Benefits:	Participants are eligible for early retirement benefits after age 55, provided that they have five years of vesting service.

Earnings	Earnings are defined as base pay, performance-based cash bonuses (excluding long-term incentive awards payable in cash), shift differentials, payment for overtime hours, paid time off actually taken, bereavement, jury duty and military training pay and are limited to the IRS earnings limit of $255,000 in 2013 and $260,000 in 2014.

Final Average Monthly Compensation (“FAMC”)	FAMC is equal to the average of the participant’s monthly earnings during the five highest-paid 12-month accounting periods worked out of the last ten consecutive 12-month accounting periods worked.

Social Security Wage Base	The wage level at which social security tax is applied for a given year.

Covered Compensation	Covered Compensation means for any plan year, the average (without indexing) of the Social Security Wage Base in effect for each calendar year during the 35-year period ending with the calendar year in which a participant attains or will attain his Social Security retirement date.

Benefit Plan Formula	1.5% of FAMC times benefit service up to 35 years, minus 0.6% of the lesser of Covered Compensation or FAMC, multiplied by years of benefit service up to 35 years, plus 0.5% of FAMC, multiplied by years of benefit service in excess of 35 years.

Early Retirement Reduction Factors	For those participants that are eligible to retire early, the reduction factor is the smaller of (a) the actuarial equivalent or (b) 6% for each year prior to the participant’s normal retirement date for Social Security purposes. Unreduced early retirement is available if retirement is within three years prior to Social Security normal retirement age and following 10 years of continuous service.

Payment Options	The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options and period certain options.

Supplemental Plan

The provisions of the L-3 Communications Corporation Supplemental Executive Retirement Plan (the “Restoration SERP”) are substantially identical to the provisions of the tax-qualified pension plans described above (the “Qualified Pension Plans”). However, the Restoration SERP takes into consideration earnings above the annual IRS earnings limit and provides a non-qualified benefit to those participants based on those earnings in excess of the IRS limit or the benefit limits under Section 415 of the Internal Revenue Code.

2013 Nonqualified Deferred Compensation

The following table provides information regarding: (1) contributions, earnings and balances for our named executive officers under the L-3 Deferred Compensation Plans, and (2) shares and cash dividend equivalents underlying RSU awards deemed to have vested based on the retirement eligibility of our named executive officers (“Retirement Eligible RSU Awards”).

Name	Plan or Award	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3)(4) ($)	Aggregate Withdrawals/ Distributions (5) ($)	Aggregate Balance at Last Fiscal Year End(6)(7) ($)
Michael T. Strianese	—	—	—	—	—	—

Ralph G. D’Ambrosio	—	—	—	—	—	—

Curtis Brunson	L-3 Deferred Compensation Plans(8)	181,250	—	128,851	—	4,059,799
	Retirement Eligible RSU Awards(9)	—	700,950	528,171	(427,477)	1,823,615

Steve Kantor	L-3 Deferred Compensation Plans	7,304	—	23,739	(46,474)	742,274
	Retirement Eligible RSU Awards(9)	—	455,528	357,610	(343,534)	1,213,860

John C. McNellis	L-3 Deferred Compensation Plans(8)	—	—	100,016	—	3,127,838

(1)	The amounts in this column are included in the Salary and Bonus columns for 2013 in the Summary Compensation Table on page 56.

(2)	Represents the value of Retirement Eligible RSU Awards deemed to have vested in 2013. The value reported is based on the sum of (a) the number of shares underlying the awards multiplied by the closing price of our Common Stock on the vesting date, and (b) accrued cash dividend equivalents in respect of these awards as of the vesting date. The grant date fair value of these awards is included in the Summary Compensation Table under the Stock Award column for 2012. For further information concerning the Retirement Eligible RSU awards that vested in 2013 and their respective grant date fair values, see Note 9 below.

(3)	Represents, in the case of L-3 Deferred Compensation Plans, aggregate earnings in the last fiscal year, which are based on the prime interest rate. The average interest rate for the year was 3.25%. The amount reported includes $821 and $370 of above-market interest for Messrs. Brunson and McNellis, respectively. The above-market interest is included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for 2013 in the Summary Compensation Table on page 56.

(4)	Represents, in the case of each Retirement Eligible RSU Award, the sum of (a) the change in market value of the shares underlying such award during the period in 2013 for which the award was deemed to have been vested but the underlying shares remained undelivered, and (b) the aggregate cash dividend equivalents that accrued in respect of such award during this period. These amounts are not considered above-market or preferential earnings and, accordingly, are not included in the Summary Compensation Table on page 56. For further information concerning the Retirement Eligible RSU Awards included in this column, see Note 9 below.

(5)	Represents, in the case of Retirement Eligible RSU Awards, the value of the underlying shares delivered and cash dividend equivalents paid to the named executive officers during 2013. The value reported for each award is based on the sum of (a) the number of shares delivered multiplied by the closing price of our Common Stock as of the latest trading date on or prior to the date the shares became deliverable, and (b) the amount of cash dividend equivalents paid in respect of the award. For further information concerning the Retirement Eligible RSU Awards included in this column, see Note 9 below.

(6)	Includes, in the case of L-3 Deferred Compensation Plans, $1,816,558, $444,518 and $495,000 in executive contributions from Messrs. Brunson, Kantor and McNellis, respectively, that were reported in the Salary and Bonus columns of the Summary Compensation Tables for previous years.

(7)	Represents, in the case of Retirement Eligible RSU Awards, the value of the underlying shares and cash dividend equivalents that were deemed to have vested but remained undelivered and unpaid as of December 31, 2013. The value reported represents the sum of (a) the number of shares underlying the awards multiplied by $106.86, the closing price of our Common Stock on December 31, 2013, and (b) accrued cash dividend equivalents in respect of these awards as of December 31, 2013. The grant date fair value of each Retirement Eligible RSU Award included in this column is included in the Stock Award column for 2011 or 2012, as applicable, in the Summary Compensation Table on page 56. For further information concerning the Retirement Eligible RSU Awards included in this column and their respective grant date fair values, see Note 9 below.

(8)	Messrs. Brunson and McNellis maintained balances under two Deferred Compensation Plans in the last fiscal year as follows:

	Curtis Brunson		John C. McNellis
	Plan I ($)	Plan II ($)	Plan I ($)	Plan II ($)
Executive Contributions in Last Fiscal Year	—	181,250	—	—
Aggregate Earnings in Last Fiscal Year	26,101	102,750	11,782	88,234
Aggregate Balance at Last Fiscal Year End	816,286	3,243,513	368,460	2,759,378

(9)	The following table provides additional information regarding the Retirement Eligible RSU Awards held by our named executive officers during 2013.

Name	Grant Date	Number of Shares Underlying RSU Award(a) (#)	Grant Date Fair Value ($)	Vesting Date(b)	Delivery Date(c)
Curtis Brunson	2/22/12	8,891	599,993	2/22/13	2/22/15
	2/24/11	7,420	570,009	5/26/12	2/24/14
	2/23/10	5,207	449,998	5/26/12	2/23/13

Steve Kantor	2/22/12	5,778	389,971	2/22/13	2/22/15
	2/24/11	5,077	390,027	2/24/12	2/24/14
	4/27/10	1,167	104,985	4/27/11	4/27/13
	2/23/10	2,951	255,029	2/23/11	2/23/13

(a)	In connection with our spin-off of Engility Holdings, Inc. on July 17, 2012, the number of shares subject to outstanding stock awards was adjusted to maintain the intrinsic value of each award as required pursuant to the terms of the stock-based compensation plans under which they were issued. Accordingly, the number of shares subject to outstanding stock awards at the time of the spin-off were converted using a multiplier of 1.043678. The awards otherwise retained their original terms and conditions after conversion.

(b)	Reflects the date on which the RSU award is deemed to have vested based on the retirement eligibility of the named executive officer.

(c)	Reflects the date on which the shares and accrued cash dividend equivalents underlying the RSU award are to be delivered and paid to the named executive officer. The Delivery Date is subject to acceleration in the event of death, disability or a change in control. For a further discussion, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 71.

For a further discussion of the L-3 Deferred Compensation Plans, see “Compensation Discussion and Analysis — Executive Benefits and Perquisites — Deferred Compensation Plans” on page 51.

Potential Payments Upon Change in Control

or Termination of Employment

Change in Control Severance Plan

Under our Change in Control Severance Plan, executive officers and other corporate employees are entitled to severance benefits if, under specified conditions, their employment is terminated in connection with or following a change in control of L-3. The material terms of the program with respect to our named executive officers are as follows:

Protection Period	Two years following the occurrence of a change in control. In addition, the program covers terminations that become effective prior to the occurrence of a change in control if such termination occurs (1) upon the request of the acquirer or (2) otherwise in anticipation of the change in control.

Payout Requirements	Severance payments are required following termination by us without cause, or termination by the executive for good reason, during the Protection Period.

Severance Benefits	Lump sum payment equal to a multiple of annual salary and three-year average bonus:

• Chief Executive Officer, Chief Financial Officer, General Counsel and Executive Vice Presidents — three times

• Senior Vice Presidents and Group Presidents — two and a half times

Bonus for Year of Termination	Pro rata bonus based on number of months worked in the year of termination and three-year average bonus (or actual, if performance is determinable at the time of termination).

Benefits/Perquisites Continuation	Continuation of medical and life insurance benefits at the same cost to the executive, or cash equal to any increased premiums, for the same period as the severance multiple.

Restrictive Covenants	Non-compete and non-solicit covenants for one year following termination of employment.

Amendment or Termination of the Plan	Prior to the occurrence of a change in control, the Compensation Committee may amend or terminate the program at any time upon 90 days written notice.

Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards

The following table summarizes the effect of the following events upon outstanding long-term incentive awards granted to our named executive officers.

Long-Term Incentive Award Type	Change in Control	Death/ Disability	Qualified Retirement(1)	Termination by Company for Cause	Termination by Company without Cause	Resignation

Stock Options	Immediate vesting of remaining unvested award.	Immediate vesting of remaining unvested award.	Unvested options are forfeited.	Forfeiture of remaining unexercised award.	Unvested options are forfeited.	Unvested options are forfeited.

RSUs	Immediate vesting and delivery of full award.	Immediate vesting and delivery of full award.	Full award is deemed to have vested, but underlying shares and dividend equivalents remain undelivered and unpaid until expiration of original three-year vesting period.	Forfeiture of full award.	Forfeiture of full award.	Forfeiture of full award.

Performance Awards	Immediate vesting based on Target level of performance, prorated to reflect reduced service period.(2)	Forfeiture of prorated portion of award to reflect reduced service period. Payment level for the remaining awards is based on actual performance for the full performance period.	Forfeiture of prorated portion of award to reflect reduced service period. Payment level for the remaining awards is based on actual performance for the full performance period.	Forfeiture of full award.	Forfeiture of prorated portion of award to reflect reduced service period. Payment level for the remaining awards is based on actual performance for the full performance period.	Forfeiture of full award.

(1)

Qualified Retirement is defined as a termination of employment that satisfies all of the following: (a) the executive terminates employment more than one year after the grant date of the applicable award (or in the case of performance awards, one year after the first day of the applicable performance period), (b) the executive terminates employment on or after attaining age 65 and completing at least five years of service (which must be continuous through the date of termination except for a single break in service that does not exceed one year in length), (c) the executive is not subject to termination for cause by the Company at the time of the employee’s termination and (d) the executive is available for consultation following the termination of employment at the reasonable request of the Company.

(2)	In connection with a change in control, the Compensation Committee has the discretion to increase this payment (but not above the benefit payable for the Maximum level of performance achievement) to the extent (if any) that the Compensation Committee is able to assess that the Company’s progress towards achievement of the applicable performance measures, at or prior to the change in control, exceeds the Target performance level requirement as adjusted to reflect the reduced service period.

Payments Upon Change in Control or Termination of Employment

The following table quantifies the payments under our severance arrangements, long-term incentive awards and the Restoration SERP that would be made assuming that a change in control, death or disability occurred on December 31, 2013, the last business day of 2013. Payments under other plans that do not change as a result of a change in control or termination of employment are found elsewhere in this Proxy Statement under “2013 Pension Benefits” beginning on page 63 and “2013 Nonqualified Deferred Compensation” on page 68 and are not included in this table. The table also does not include any amounts with respect to the 2013 annual incentive plan because amounts earned under the plan as of December 31, 2013 are fully reflected in the Summary Compensation Table. In addition, payments that are available generally to salaried employees that do not discriminate in scope, terms or operation in favor of executive officers are also not included in this table.

Named Executive Officer	Change in Control ($)	Death/Disability ($)
Michael T. Strianese
Severance(1)(2)	11,534,614	—
Medical Benefits(1)(3)	59,540	—
Life Insurance Premiums(1)	35,885	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	16,632,037	16,632,037
Acceleration of RSUs(7)(8)	12,887,102	12,887,102
Acceleration of Performance Awards(9)(10)	4,778,167	—
Restoration SERP(11)	58,751	—

TOTAL	46,004,096	29,519,139

Ralph G. D’Ambrosio
Severance(1)(2)	4,215,057	—
Medical Benefits(1)(3)	84,181	—
Life Insurance Premiums(1)	26,741	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	3,792,995	3,792,995
Acceleration of RSUs(7)(8)	2,841,889	2,841,889
Acceleration of Performance Awards(9)(10)	1,086,884	—
Restoration SERP(11)	—	—

TOTAL	12,065,747	6,634,884

Curtis Brunson
Severance(1)(2)	3,830,443	—
Medical Benefits(1)(3)	59,540	—
Life Insurance Premiums(1)	20,356	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	3,819,881	3,819,881
Acceleration of RSUs(7)(8)	1,062,244	1,062,244
Acceleration of Performance Awards(9)(10)	1,086,884	—
Restoration SERP(11)	151,939	—

TOTAL	10,049,287	4,882,125

Named Executive Officer	Change in Control ($)	Death/Disability ($)
Steve Kantor
Severance(1)(2)	3,503,447	—
Medical Benefits(1)(3)	47,246	—
Life Insurance Premiums(1)	17,264	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	2,333,505	2,333,505
Acceleration of RSUs(7)(8)	594,922	594,922
Acceleration of Performance Awards(9)(10)	670,669	—
Restoration SERP(11)	198,820	—

TOTAL	7,383,873	2,928,427

John C. McNellis
Severance(1)(2)	3,220,079	—
Medical Benefits(1)(3)	70,151	—
Life Insurance Premiums(1)	21,292	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	2,480,433	2,480,433
Acceleration of RSUs(7)(8)	1,900,610	1,900,610
Acceleration of Performance Awards(9)(10)	721,017	—
Restoration SERP(11)	36,938	—

TOTAL	8,468,520	4,381,043

(1)	Severance, medical benefits, life insurance premiums and outplacement benefits in connection with a change in control are payable only if the named executive officer (a) is involuntarily terminated (other than for cause, death or disability) at the request of the acquirer or otherwise in anticipation of, or during the two-year period following, the change in control or (b) voluntarily terminates employment for good reason during the two-year period following the change in control. For purposes of calculating the amount of these benefits in connection with a change in control, we assumed that such a termination of employment occurred on December 31, 2013, the last business day of 2013. Receipt of these benefits is conditioned upon the named executive officer’s execution of an agreement with the Company containing confidentiality, 12-month non-competition and 12-month non-solicitation covenants and a customary release of all claims against the Company. For a further discussion, see “— Change in Control Severance Plan” on page 70.

(2)	As discussed in “— Change in Control Severance Plan” on page 70, the change in control severance amount for each named executive officer is a multiple of base salary and average annual bonus for the three years prior to the year of termination. While the Change in Control Severance Plan also provides for an unpaid bonus for the current year earned through the termination date, such amounts for each named executive officer are not reflected in this table because such amounts are already included in the Summary Compensation Table on page 56 in the Non-Equity Incentive Plan Compensation column for 2013. In the event that these payments, when aggregated with all other change in control payments, would subject the named executive officer to an excise tax under IRS regulations, then these payments will be reduced to the highest amount for which no excise tax would be due, but only if the reduced amount is greater than the unreduced amount net of the excise tax.

(3)	Medical benefits are based on a multiple of the premiums paid by the Company in 2013, as set forth in Note 5 to the Summary Compensation Table on page 56, to provide the named executive officer (and the named executive officer’s spouse and dependents, as applicable) with executive medical benefits.

(4)	Under our Change in Control Severance Plan, a named executive officer is entitled to reasonable outplacement services from a provider selected by the executive and paid for by the Company. The amount disclosed represents the Company’s reasonable estimate of the cost to provide this benefit.

(5)	As disclosed above, in the event of any termination of employment other than death or disability, unvested stock options (or all stock options, in the case of a termination for cause) are forfeited. Accordingly, stock options are not quantified in the table above with respect to any termination of employment event other than in connection with a change in control, or upon death or disability.

(6)	The value attributable to the acceleration of unvested stock options is based upon the number of unvested stock options multiplied by the difference between the closing price of our Common Stock ($106.86) on December 31, 2013, the last business day of 2013, and the per share exercise price of the option.

(7)	As disclosed above, in the event of the named executive officer’s Qualified Retirement, the RSUs are deemed to have vested, but the underlying Common Stock and accrued cash dividend equivalents remain undelivered and unpaid until the end of the original vesting period. In the event of any other termination of employment other than in connection with a change in control, or upon death or disability, the RSUs are forfeited. Accordingly, the RSUs are not quantified in the table above with respect to any termination of employment event other than in connection with a change in control, or upon death or disability. In addition, the amounts disclosed in the table above exclude the value attributable to the accelerated delivery and payment upon a change in control, death or disability of shares and dividend equivalents underlying Retirement Eligible RSU Awards because these amounts are already included in the 2013 Nonqualified Deferred Compensation table on page 68 in the Aggregate Balance at Last Fiscal Year End column.

(8)	The value attributable to the acceleration of unvested RSUs is based upon the sum of (a) number of unvested RSUs multiplied by the closing price of our Common Stock ($106.86) on December 31, 2013, the last business day of 2013, and (b) the accrued cash dividend equivalents underlying the unvested RSUs as of December 31, 2013.

(9)	As disclosed above, in the event of the named executive officer’s death, disability, Qualified Retirement or termination by the Company without cause, a prorated portion of the performance awards are forfeited, and the remaining performance awards are not delivered or paid until the end of the original performance period based on actual performance for the full performance period. In the event of any other termination of employment, the performance awards are forfeited. Accordingly, the performance awards are not quantified in the table above with respect to any termination of employment event other than in connection with a change in control.

(10)	The value attributable to the acceleration of performance units is based upon the prorated number of shares issuable assuming a Target level of performance achievement multiplied by the closing price of our Common Stock ($106.86) on December 31, 2013, the last business day of 2013. The value attributable to the acceleration of performance cash awards is based upon the prorated amount of cash payable assuming a Target level of performance achievement. As disclosed above, the Compensation Committee has the discretion to increase the number of shares issuable or the amount of cash payable up to the prorated number of shares issuable or amount of cash payable assuming the Maximum level of performance achievement based on the Compensation Committee’s assessment of the Company’s progress towards achievement of the applicable performance measures at or prior to the change in control.

(11)	The Restoration SERP pays benefits in a lump sum upon a change in control, and in an annuity following the later of (a) the named executive officer’s earliest retirement date under the applicable Qualified Pension Plan or (b) the date of the named executive officer’s termination of employment (subject to a potential six-month delay to comply with Section 409A of the Internal Revenue Code). ERISA regulations for Qualified Pension Plans require that an interest rate different than the rate used for financial reporting purposes be used to determine benefits paid out in lump sum. The Restoration SERP uses lump sum factors under Section 417(e) of the Internal Revenue Code as defined in the applicable Qualified Pension Plan, resulting in an enhanced benefit received upon a change in control compared to the benefits received following a voluntary termination, normal retirement or involuntary not-for-cause termination. The amounts disclosed represent the enhancement received upon a change in control. In the case of Mr. D’Ambrosio, he would not receive an enhancement upon a change in control because the interest rates used to calculate the lump sum value for younger executives exceeds the discount rate used to calculate the present value of normal retirement benefits. In the case of any other termination, no enhanced benefit is received under the Restoration SERP and, accordingly, no amounts relating to payments under the Restoration SERP in the case of such terminations are included in the table above. In the event of a termination for cause, all benefits under the Restoration SERP are forfeited. For a further discussion, see the 2013 Pension Benefits table on page 63.

COMPENSATION OF DIRECTORS

L-3’s compensation program for non-employee directors (the “Director Compensation Program”) is determined by our Board of Directors. The objectives of the program are to attract and retain highly qualified directors, and to compensate them in a manner that closely aligns their interests with those of our shareholders. Directors who are also employees of L-3 do not receive additional compensation for their services as directors.

Pursuant to its charter, the Compensation Committee is responsible for periodically reviewing and making recommendations to our Board of Directors with respect to director compensation. The Compensation Committee’s practice is to review the appropriateness of the components, amounts and forms of compensation provided to directors on an annual basis.

Based on the recommendation of the Compensation Committee in October 2013, the Board of Directors made no changes to the Director Compensation Program for 2013 other than with respect to the stock ownership guidelines described below. The Compensation Committee’s recommendation was based, in part, upon a market assessment of L-3’s director pay levels and the practices of L-3’s peer group conducted by Cook & Co.

The following table provides information concerning the Director Compensation Program for 2013.

Compensation Type	Compensation Rates
Annual Board Member Retainer(1)	$106,000
Annual Board Member Equity Award(2)	$120,000
Annual Audit Committee Chairperson Retainer(1)	$30,000
Annual Compensation Committee Chairperson Retainer(1)	$10,000
Annual Nominating/Corporate Governance Committee Chairperson Retainer(1)	$10,000
Annual Audit Committee Member Retainer(1)	$20,000
Annual Lead Independent Director Retainer(1)	$25,000

(1)	Annual retainers are payable quarterly in arrears on the final day of each quarterly, in-person, regular meeting of the Board of Directors. In 2013, these dates were February 5, April 30, June 19 and October 22.

(2)	Each non-employee director serving on Board of Directors as of April 30, 2013, the date of the 2013 annual meeting of shareholders, received an award of RSUs having a grant date fair value of $120,000, calculated in accordance with the accounting standards for share-based compensation. The RSUs vest approximately one year after the grant date, subject to acceleration in the event of death, permanent disability or a change in control. Regardless of vesting, the RSUs will not be converted into shares until the earlier of: (a) the date on which the recipient ceases to be a director or (b) a change in control that satisfies specified requirements set forth in Section 409A of the Internal Revenue Code. Dividend equivalents are accrued in the form of additional RSUs with the same vesting and delivery terms as the underlying RSUs.

With respect to the compensation described above (other than the annual equity award), each non-employee director could elect to receive all such compensation in cash, our Common Stock or a combination thereof.

2013 Director Compensation

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-employee directors for services rendered to us during the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Claude R. Canizares	126,000	120,006	—	246,006
Thomas A. Corcoran	131,000	120,006	—	251,006
Ann E. Dunwoody(4)	39,750	104,994	18,688	163,432
Lewis Kramer	131,000	120,006	—	251,006
Robert B. Millard	141,000	120,006	16,163	277,169
Lloyd W. Newton	106,000	120,006	—	226,006
Vincent Pagano, Jr.(5)	53,000	120,006	16,163	189,169
H. Hugh Shelton	106,000	120,006	11,125	237,131
Arthur L. Simon	126,000	120,006	—	246,006
Alan H Washkowitz	116,000	120,006	16,203	252,209
John P. White	106,000	120,006	—	226,006

(1)	Includes fees with respect to which directors elected to receive payment in shares of our Common Stock, valued at the closing price on the date the director would have otherwise been issued a check for such payment. In 2013, Mr. Millard elected to receive payment in shares of our Common Stock with respect to all of his fees.

(2)	Represents the grant date fair value of RSUs based on L-3 Holdings’ closing stock price on April 30, 2013 (or June 5, 2013, in the case of General (Ret.) Dunwoody), the date of grant.

(3)	Represents incremental costs associated with spousal travel.

(4)	General (Ret.) Dunwoody was appointed to our Board of Directors on June 5, 2013 and received a pro-rated equity award upon her appointment.

(5)	Vincent Pagano, Jr. was elected to our Board of Directors on April 30, 2013.

The following table provides a summary of the aggregate number of stock options and RSUs outstanding for each of our non-employee directors as of December 31, 2013. Stock options have not been granted to non-employee directors since April 1, 2008.

Name	Outstanding Options	Outstanding RSUs
Claude R. Canizares	14,140	7,515
Thomas A. Corcoran	14,140	7,515
Ann E. Dunwoody	—	1,258
Lewis Kramer	—	7,161
Robert B. Millard	14,140	7,515
Lloyd W. Newton	—	2,594
Vincent Pagano, Jr.	—	1,503
H. Hugh Shelton	—	4,761
Arthur L. Simon	2,981	7,515
Alan H Washkowitz	14,140	7,515
John P. White	9,031	7,515

The Board of Directors has maintained company stock ownership guidelines for non-employee directors since 2006. In 2013, the Board of Directors increased the guideline for each non-employee director from three times to five times the annual retainer amount (that is, from $318,000 to $530,000). In prior years, non-employee directors had five years from the date they were appointed or elected to the

Board of Directors to achieve the minimum level of ownership. In 2013, the Board of Directors replaced the five-year compliance period with retention requirements that are effective immediately. Each non-employee director is required to retain 100% of net shares (after payment of fees, taxes and exercise prices, if applicable) acquired under equity-based awards until the ownership requirement is met.

“Stock ownership” is defined to include shares of Common Stock held outright, unvested RSUs and vested but undelivered RSUs. In prior years, 50% of the value of vested “in the money” stock options was also counted towards stock ownership guideline compliance. Starting in 2013, unexercised stock options are no longer taken into account for purposes of the ownership guidelines.

REPORT OF THE AUDIT COMMITTEE

The directors who serve on the Audit Committee are all “independent” in accordance with the NYSE listing standards and the applicable SEC rules and regulations. During 2013, the Audit Committee fulfilled all of its responsibilities under its charter that was effective during 2013. As part of the Company’s governance practices, the Audit Committee reviews its charter on an annual basis and, when appropriate, recommends to the Board of Directors changes to its charter. The Audit Committee charter can be obtained through our website at http://www.L-3com.com.

We have reviewed and discussed with management and our independent registered public accountant, PricewaterhouseCoopers LLP, the Company’s Annual Report on Form 10-K, which includes the Company’s audited consolidated financial statements for the year ended December 31, 2013.

We have discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 “Communications with Audit Committees.”

We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP, required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and have discussed with PricewaterhouseCoopers LLP their independence from the Company and management.

Based on the activities referred to above, we recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission. The Board of Directors approved our recommendations.

During 2013, Lewis Kramer (Chairman), Professor Claude R. Canizares, Thomas A. Corcoran and Arthur L. Simon served as members of the Audit Committee.

Lewis Kramer (Chairman)

Claude R. Canizares

Thomas A. Corcoran

Arthur L. Simon

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

For services rendered in 2013 and 2012 by PricewaterhouseCoopers LLP, our independent registered public accounting firm, we incurred the following fees:

	Year
	2013	2012
Audit Fees(1)	$13,846,533	$13,634,003
Audit-Related Fees(2)	1,466,013	3,985,540
Tax Fees(3)	5,046,434	5,535,662
All Other Fees(4)	184,500	223,270

(1)	Represents fees incurred for the annual audits of the consolidated financial statements and internal control over financial reporting, quarterly reviews of interim financial statements, statutory audits of foreign subsidiaries, and for 2012, the audit of the Company’s recasted 2011 financial statements following the spin-off of its subsidiary, Engility.

(2)	Represents fees incurred for: (1) employee benefit plan audits, which include fees paid by both the Company and the employee benefit plans, (2) pre-implementation review services related to the implementation of a new enterprise resource planning system in 2013, and (3) audits in connection with the Company’s spin-off of Engility for 2012.

(3)	Represents fees incurred for U.S. and foreign income tax compliance, expatriate tax services, state tax planning services, and acquisition and divestiture related tax services, including tax consulting to the Company in connection with its spin-off of Engility for 2012. Tax fees related to tax compliance in the years 2013 and 2012 were $1,720,196 and $1,505,422, respectively.

(4)	Represents consulting services related to a salary survey in 2013, the Company’s Foreign Corrupt Practices Act compliance tool in 2012, and agreed upon procedures services related to executive compensation in both 2013 and 2012.

The Audit Committee has considered and determined that the provision of the services covered under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” is compatible with maintaining the registered public accounting firm’s independence.

In accordance with its charter, the Audit Committee has established pre-approval policies with respect to annual audit, other audit and audit related services and permitted non-audit services to be provided by our independent registered public accounting firm and related fees. The Audit Committee has pre-approved detailed, specific services. Fees related to the annual audits of our consolidated financial statements, including the Section 404 attestation, are specifically approved by the Audit Committee on an annual basis. All fees for pre-approved other audit and audit related services are pre- approved annually or more frequently, if required, up to a maximum amount equal to 50% of the annual audit fee. All fees for pre-approved permitted non-audit services are pre-approved annually or more frequently, if required, up to a maximum amount equal to 50% of the fees for audit and audit related services as reported in our most recently filed proxy statement with the SEC. The Audit Committee also pre-approves any proposed engagement to provide services not included in the approved list of audit and permitted non-audit services and for fees in excess of amounts previously pre-approved. One or more designated members of the Audit Committee may approve these services and related fees and expenses on behalf of the Audit Committee, provided that such approval is reported to the Audit Committee at the next regularly scheduled meeting.

All of the services covered under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved by the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals who served on our Compensation Committee during the 2013 fiscal year has served us or any of our subsidiaries as an officer or employee or had any relationships requiring disclosure under Item 404 of Regulation S-K during the 2013 fiscal year. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2013 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a written policy and written procedures for the review, approval and monitoring of transactions involving L-3 and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors and director nominees or their immediate family members, or shareholders owning five percent or greater of our outstanding Common Stock.

The related person transaction policy requires:

•

that any transaction in which a related person has a material direct or indirect interest and which exceeds $120,000, such transaction referred to as a “related person” transaction, and any material amendment or modification to a related person transaction, be reviewed and approved or ratified by any committee of the Board of Directors composed solely of independent directors who are disinterested or by the disinterested members of the Board of Directors; and

•

that any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•

management must disclose to the Compensation Committee or disinterested directors, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•

management must advise the Compensation Committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•

management must advise the Compensation Committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings. To the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules; and

•

management must advise the Compensation Committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the Compensation Committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NYSE and the Internal Revenue Code.

During 2013, we did not enter into any transactions with related persons that required review, approval or ratification under the Board of Directors’ related person transaction policy, except for the following employment relationships. Susan D. Opp served as Senior Vice President and President of L-3’s Communication Systems Group during 2013. Her husband, Evan Deneris, and her brother-in-law, Charles Deneris (collectively, the “Related Employees”), have been employees of L-3’s Communication Systems-West division since 1982 and 1994, respectively. For 2013, the combined total compensation of the Related Employees, including salary paid, bonus earned, long-term incentives awarded and change in the present value of accrued pension benefits, was approximately $705,819. Their compensation is commensurate with that of their peers.

L-3 has implemented appropriate processes that are intended to ensure that Ms. Opp does not participate in, or influence, compensation decisions involving the Related Employees. These processes include the submission of compensation recommendations for the Related Employees directly by their respective line managers to L-3’s corporate human resources department.

Recommendations are reviewed and approved by L-3’s Vice President, Human Resources and L-3’s Executive Vice President of Corporate Strategy and Development without the involvement of Ms. Opp. L-3’s relationship with Messrs. Deneris and Deneris predates Ms. Opp being designated as an executive officer in 2011.

As discussed in “Proposal 1. Election of Directors” on page 6, John P. White, who currently serves as a director, will be retiring from the Board of Directors at the end of his current term, which expires on the date of the Annual Meeting. The Company expects to enter into a consulting agreement with Dr. White, effective as of the Annual Meeting, pursuant to which Dr. White would provide the Company advice with respect to its business, its strategic business plan, and such other matters as may be reasonably requested by the Company, and would receive annual compensation of $225,000 for these services. The consulting agreement would be terminable by either party upon 30 days advance written notice.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information about shares of our Common Stock that may be issued under our equity compensation plans as of December 31, 2013. For a description of our equity compensation plans, see Note 18 to the audited consolidated financial statements included in L-3’s 2013 Annual Report on Form 10-K.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
	(In millions)			(In millions)
Equity compensation plans approved by security holders	5.9 (1)	$77.74	(2)	12.5 (3)
Equity compensation plans not approved by security holders(4)	0.1	$84.79		—
Total	6.0	$77.90		12.5

(1)	Represents awards, including stock options, RSUs and performance units, issuable under the L-3 Communications Holdings, Inc. Amended and Restated 1999 Long Term Performance Plan (the “1999 Plan”), the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan (the “2008 LTPP”) and the L-3 Communications Holdings, Inc. Amended and Restated 2008 Directors Stock Incentive Plan (the “2008 DSIP”). The number of shares of Common Stock to be issued in respect of performance units has been calculated based on the assumption that the maximum levels of performance applicable to the performance units will be achieved. The table above does not include shares underlying performance units that vested on December 31, 2013 and were delivered in February 2014. For information regarding these shares, see Note 2 to the “2013 Option Exercises and Stock Vested” table on page 62.

(2)	The calculation of the weighted average exercise price excludes the effect of the RSU awards and performance unit awards, which have been granted to employees at no cost.

(3)	Includes 4.6 million and 7.9 million shares available for future issuance under the L-3 Communications Corporation 2009 Employee Stock Purchase Plan (the “2009 ESPP”) and the 2008 LTPP, respectively. For purposes of calculating the number of shares available for future issuance under the 2008 LTPP, each share of our Common Stock issued under a “full value” award (i.e., awards other than stock options or stock appreciation rights) is counted as 3.69 shares, in the case of awards granted on or after February 26, 2013, or 2.6 shares, in the case of awards granted between March 1, 2010 and February 25, 2013.

(4)	Represents stock options outstanding under the 1997 Option Plan for Key Employees of L-3 Communications Holdings, Inc. and the Amended and Restated 1998 Directors Stock Option Plan for Non-Employee Directors of L-3 Communications Holdings, Inc. (the “Legacy Option Plans”). The stock options granted under the Legacy Option Plans are non-qualified for U.S. income tax regulations, vest ratably over a three-year period on the annual anniversary of the date of grant, expire ten years from the date of grant and have an exercise price based on the closing price of our Common Stock on the date of grant.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our records and other information, we believe that all Section 16(a) forms required to be filed were filed on a timely basis and in compliance with the requirements of Section 16(a).

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request prompt delivery of a copy of the Proxy Materials by writing to: Corporate Secretary, L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016 or by calling (212) 697-1111.

GENERAL AND OTHER MATTERS

At the date of this proxy statement, we know of no business that will be brought before the Annual Meeting other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments or postponements of the Annual Meeting, the persons named as proxies in the accompanying proxy card will vote them in accordance with their discretion and judgment on such matters.

We have provided each shareholder whose proxy is being solicited hereby access to a copy of our Summary Annual Report and our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2013. Written requests for additional copies should be directed to: Corporate Communications, L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016.

Please vote over the Internet or telephone, or (if you received a paper copy of the Proxy Materials) complete, date, sign and promptly mail the paper proxy card in the reply envelope accompanying the Proxy Materials sent to you. No postage is required if returned in the envelope provided, and mailed in the United States.

By Order of the Board of Directors,

Steven M. Post

Senior Vice President, General Counsel and

    Corporate Secretary

New York, New York

March 24, 2014

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website, www.L-3com.com, and click on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2013, including financial statements and schedules thereto, are also available without charge to shareholders upon written request addressed to:

Corporate Secretary

L-3 Communications Holdings, Inc.

600 Third Avenue

New York, New York 10016

IMPORTANT ANNUAL MEETING INFORMATION

Admission Ticket
Internet or telephone Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Daylight Time on May 5, 2014.
Vote by Internet

•	Log on to the Internet and go to www.investorvote.com/LLL
•	Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you access the Internet website.
•	Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals:
The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.	Ë

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Ann E. Dunwoody	☐	☐	☐	02 - Vincent Pagano, Jr.	☐	☐	☐	03 - H. Hugh Shelton	☐	☐	☐

	04 - Michael T. Strianese	☐	☐	☐

		For	Against	Abstain

2.	Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 4.

4.	Approve a shareholder proposal regarding equity retention by senior executives, if presented at the meeting.	☐	☐	☐

		For	Against	Abstain

3.	Approve, in a non-binding, advisory vote, the compensation paid to our named executive officers.	☐	☐	☐

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.	☐

B	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Admission Ticket

2014 Annual Meeting of

L-3 Communications Holdings, Inc. Shareholders

PROXY SERVICES

C/O COMPUTERSHARE INVESTOR SERVICES

PO BOX 43102

PROVIDENCE, RI 02940-5068

L-3 COMMUNICATIONS HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

TUESDAY, MAY 6, 2014, 2:30 P.M. EASTERN DAYLIGHT TIME

THE RITZ-CARLTON NEW YORK

BATTERY PARK

TWO WEST STREET

NEW YORK, NY

PLEASE INDICATE WHETHER YOU PLAN TO ATTEND THE 2014 ANNUAL MEETING OF SHAREHOLDERS BY MARKING THE APPROPRIATE BOX OR IF YOU USE THE INTERNET OR TELEPHONE SYSTEM, WHEN PROMPTED. ONLY THE SHAREHOLDER(S) WHOSE NAME(S) APPEARS ON THIS TICKET, OR THE PROXY OF THAT SHAREHOLDER, WILL BE ADMITTED. YOU WILL NEED TO PRE-REGISTER WITH L-3 IN ADVANCE IN ORDER TO BE ADMITTED. TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, FOLLOW THE INSTRUCTIONS PROVIDED IN THE PROXY STATEMENT. DUE TO SPACE LIMITATIONS, ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. SEATING WILL BEGIN AT 2:00 P.M.

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Directions to the 2014 Annual Meeting of Shareholders of L-3 Communications Holdings, Inc.

Directions from the East Side:

Take the FDR Drive South to the end and follow sign to the Battery Park City exit.

Proceed to the traffic light and make a right turn, go to the next light and make a left turn onto State Street and continue driving until very end.

The hotel is located at Battery Place and West Street.

Directions from the West Side:

Take the West Side Highway South.

The West Side Highway South becomes West Street.

Continue South bearing right until the end of West Street.

Turn right, the hotel is on your right.

Directions by Subway:

Take the 4/5 to Bowling Green (last stop in Manhattan).

Turn right (South) onto Battery Place.

Follow Battery Place to Little West Street; turn right, the hotel is on your left.

Or

Take the 2/3 to Wall Street.

Walk West on Wall Street to Broadway; turn left on Broadway, then right onto Battery Place.

Follow Battery Place to Little West Street; turn right, the hotel is on your left.

Or

Take the 1/9 to Rector Street.

Walk South on Greenwich Street to Battery Place.

Make right on Battery Place and follow to Little West Street; turn right, the hotel is on your left.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — L-3 Communications Holdings, Inc.

L-3 COMMUNICATIONS HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF L-3 COMMUNICATIONS HOLDINGS, INC. (THE “COMPANY”) FOR THE ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY TO BE HELD ON MAY 6, 2014, AND SHOULD BE READ IN CONJUNCTION WITH THE NOTICE OF MEETING AND THE PROXY STATEMENT.

The undersigned shareholder(s) hereby appoint Michael T. Strianese, Steven M. Post, and Ralph G. D’Ambrosio or any one of them, attorneys and agents, or proxy or proxies, with full power of substitution, in the name and on behalf of the undersigned, to attend, vote and act at the Annual Meeting of Shareholders to be held on May 6, 2014, at 2:30 p.m., Eastern Daylight Time, at The Ritz-Carlton New York, Battery Park, Two West Street, New York, NY, and at any and all adjournments or postponements thereof, upon the matters set forth and in accordance with their discretion on any other matters that may properly come before the meeting, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in accordance with the directions of the undersigned shareholder(s). In the absence of such directions, this proxy will be voted for all nominees listed on the reverse hereof, for the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm, for the advisory approval of the compensation paid to our named executive officers and against the shareholder proposal regarding equity retention by senior executives, if presented at the meeting. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY ALSO MARK, SIGN, DATE AND RETURN YOUR PROXY CARD TO:

L-3 Communications Holdings, Inc.

C/O Computershare Investor Services

PO Box 43102

Providence, RI 02940-5068

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 6, 2014:

OUR 2014 PROXY STATEMENT, SUMMARY ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT: www.L-3com.com